EXHIBIT 10.2

EXECUTION COPY

SHARE PURCHASE AGREEMENT

by and among

INSYSTEMS TECHNOLOGIES INC.,

and

 CERTAIN SHAREHOLDERS OF INSYSTEMS TECHNOLOGIES INC.

and

 THE STANDARD REGISTER COMPANY

June 25, 2002

TABLE OF CONTENTS

1.1

Certain Terms.

1.2

Certain General Definitions.

1.3

Table of Additional Terms.

1.4

Judgment Currency.

ARTICLE II PURCHASE AND SALE OF SHARES

2.1

Purchase and Sale of Capital Shares.

2.2

Escrow Amount.

2.3

Adjustment to Purchase Price.

2.4

Options.

2.5

Pre-Closing Return of Capital.

ARTICLE III CLOSING

3.1

Closing.

3.2

Transfer of Capital Shares.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF INSYSTEMS

4.1

Organization and Good Standing; Qualification.

4.2

Subsidiaries.

4.3

Capitalization.

4.4

Corporate Records.

4.5

Authorization and Validity.

4.6

No Violation.

4.7

Governmental Authorities; Third Party Consents.

4.8

Financial Statements.

4.9

Undisclosed Liabilities and Obligations.

4.10

Labour Matters.

4.11

Employee Benefit Plans.

4.12

Absence of Certain Changes or Events.

4.13

Title to Properties; Liens.

4.14

Real Property.

4.15

Commitments.

4.16

Enhancement Agreements.

4.17

Insurance.

4.18

Intellectual Property.

4.19

Taxes.

4.20

Compliance with Laws.

4.21

Finder’s Fee.

4.22

Litigation.

4.23

Distributions and Repurchases.

4.24

Banking Relations.

4.25

Ownership Interests of Related Parties; Related Party Transactions.

4.26

Environmental Matters.

4.27

Certain Payments.

4.28

Full Disclosure.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE MAJORITY SHAREHOLDERS

5.1

Capital Shares.

5.2

Validity; Majority Shareholder Capacity.

5.3

No Violation.

5.4

Residency.

5.5

Governmental Authorities; Third Party Consents.

5.6

Finder’s Fee.

5.7

Family Law Act.

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF SRC

6.1

Organization and Good Standing.

6.2

Corporate Power and Authorization.

6.3

No Violation.

6.4

Governmental Authorities; Third Party Consents.

6.5

Disclosure.

6.6

Investment Canada Act.

6.7

No Collateral Benefits.

6.8

Investment.

ARTICLE VII COVENANTS

7.1

Consummation of Agreement.

7.2

Business Operations.

7.3

Access.

7.4

Notification of Certain Matters.

7.5

Approvals of Third Parties.

7.6

Conduct of Business by InSystems Prior to Closing Date.

7.7

Distributions and Repurchases.

7.8

Acquisition Proposals.

7.9

Shareholders’ Acceptance Agreements.

7.10

Waiver of Restrictive Agreements.

7.11

Residency.

ARTICLE VIII CONDITIONS PRECEDENT OF SRC

8.1

Representations and Warranties.

8.2

Covenants.

8.3

Legal Opinion.

8.4

Law or Proceedings.

8.5

No Material Adverse Effect.

8.6

Required Consents.

8.7

Closing Deliveries.

8.8

Exercise of Options.

8.9

Termination of Shareholders Agreements.

8.10

Certain Indebtedness.

ARTICLE IX CONDITIONS PRECEDENT OF INSYSTEMS AND THE MAJORITY SHAREHOLDERS

9.1

Representations and Warranties.

9.2

Covenants.

9.3

Legal Opinion.

9.4

Law or Proceedings.

9.5

Government Approvals and Required Consents.

9.6

Closing Deliveries.

ARTICLE X CLOSING DELIVERIES

10.1

Deliveries of InSystems and the Majority Shareholders.

10.2

Deliveries of SRC.

ARTICLE XI INDEMNIFICATION

11.1

Indemnification Obligations of the Shareholders.

11.2

Limitations.

11.3

Procedure for Indemnification.

11.4

Remedies.

11.5

Tax Effect; Insurance Proceeds.

11.6

Survival of Representations, Warranties and Covenants.

11.7

Directors’ and Officers’ Insurance.

11.8

Release of Claims.

ARTICLE XII PUBLICITY

12.1

Pre-Closing Publicity.

12.2

Restrictions on Other Publicity.

12.3

Identification of VC Investors.

ARTICLE XIII TERMINATION

13.1

Termination.

13.2

Effect of Termination.

ARTICLE XIV MISCELLANEOUS

14.1

Entire Agreement; Modification.

14.2

Disclaimer.

14.3

Assignment.

14.4

Parties In Interest; No Third Party Beneficiaries.

14.5

Invalid Provisions.

14.6

Specific Performance.

14.7

Governing Law.

14.8

Captions.

14.9

Number.

14.10

Notice.

14.11

Waiver; Remedies.

14.12

Counterparts.

14.13

Costs, Expenses and Legal Fees.

14.14

Construction.

14.15

Time of Essence.

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made this 25th day of June, 2002 by and among The Standard Register Company, an Ohio corporation (“SRC”), InSystems Technologies Inc., an Ontario corporation (“InSystems”), and certain shareholders of InSystems who collectively represent 92% of the issued and outstanding Capital Shares and who are set forth on the signatory pages of this Agreement (referred to herein as the “Majority Shareholders”).

BACKGROUND:

SRC wishes to purchase, and the Majority Shareholders wish to sell, all of their shares in the capital of InSystems on the terms and conditions set forth in this Agreement, together with the Minority Shareholders selling their shares in the capital of InSystems to SRC, following which InSystems would become a wholly owned subsidiary of SRC.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the mutual representations and warranties contained herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1

Certain Terms.For all purposes of this Agreement, except as otherwise expressly provided:

1.1.1

the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular;

1.1.2

all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

1.1.3

all references in this Agreement to “Articles,” “Section,” “Exhibits” and “Schedules” shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless the context shall otherwise require;

1.1.4

except where otherwise specified, all references to currency herein are deemed to mean lawful money of the United States of America;

1.1.5

pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

1.1.6

the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation”;

1.1.7

the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

1.1.8

the terms “party” or “parties” when used herein refer to SRC, InSystems and the Majority Shareholders; and

1.1.9

unless otherwise expressly provided herein, any agreement, plan, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, plan, instrument or statute as may be from time to time amended, modified or supplemented, including (in the case of agreements, plans or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.

1.2

Certain General Definitions.In addition to all other terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

(a)

“Affiliate” shall mean, as applied to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with, that Person or (ii) as to a partnership, each general partner thereof, and, as to a limited liability company, each managing member or similarly authorized person thereof (including officers or managers).  For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,”  “controlled by” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of greater than 50% of the equity interest in, or the voting control of, such Person.

(b)

“Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in the State of Ohio or the Province of Ontario are authorized or obligated to close.

(c)

“Capital Shares” shall mean the shares in the capital of InSystems which are authorized, issued and outstanding as of the Closing Date.

(d)

“Environmental Law” shall mean any Law pertaining to occupational health and safety or the environment, as in effect on the date hereof and the Closing Date.

(e)

“GAAP” shall mean generally accepted accounting principles, as approved by the Canadian Institute of Chartered Accountants from time to time, consistently applied.

(f)

“Governmental Authority” shall mean any government or any agency, public or regulatory authority, instrumentality, ministry, bureau, board, arbitrator, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether foreign or domestic, and whether national, federal, tribal, provincial, state, regional, local or municipal, and shall include any securities exchange.

(g)

 “InSystems Disclosure Schedules” shall mean the schedules of exceptions and other disclosures attached hereto as of the date hereof or otherwise delivered by InSystems and the Majority Shareholders to SRC, including the Employee List and any other lists of previously disclosed items referred to in this Agreement, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

(h)

“Knowledge of InSystems” and other words of similar meaning shall mean the  actual, personal knowledge of the InSystems representatives listed in Exhibit 1.2(h) after reasonable  investigation and inquiry by such person (provided, however, that such standard of investigation and inquiry does not require undertaking any patent infringement studies or searches) and shall not refer to the knowledge of any other person or entity.

(i)

“Law” or “Laws” shall mean any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, Canada, any other country, or any domestic or foreign state or province, county, city or other political subdivision or of any Governmental Authority.

(j)

“Liens” shall mean any mortgage, deed of trust, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, adverse claim, levy, charge, option, equity, adverse restriction or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable securities Law.

(k)

 “Material Adverse Effect” shall mean, with respect to InSystems and its Subsidiaries, considered collectively as a group, any event, circumstance, change, condition, development or occurrence, either individually or in the aggregate with all other related events, circumstances, changes, conditions, developments or occurrences, resulting in or likely to result in a significant adverse effect on (a) the business (as now conducted or as now proposed by such group to be conducted), results of operations, condition (financial or otherwise), prospects, properties (including the ability of InSystems and its Subsidiaries, considered collectively as a group, to develop, sell or support their software products), value, assets or liabilities (contingent or otherwise) of such group, (b) the legality or enforceability of this Agreement, or (c) the ability of InSystems or the Majority Shareholders to perform their obligations and to consummate the transactions contemplated by this Agreement; provided, however, that a “Material Adverse Effect” shall not include any adverse event, circumstance, change, condition, development or occurrence (I) arising out of or resulting from actions contemplated by the Parties in connection with this Agreement, (II) that is attributable to the announcement or performance of this Agreement; or (III) that is the result of economic factors affecting the economy as a whole or of factors generally affecting the software industry.

(l)

“Minority Shareholders” shall mean the holders of Capital Shares, other than the Majority Shareholders.

(m)

“Options” shall mean the options, warrants, subscriptions or other rights to acquire Capital Shares which are authorized, issued and outstanding as of the date hereof, whether vested or not.

(n)

“Order” shall mean any decree, judgment, ruling, arbitration award, assessment, writ, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

(o)

“ordinary course of business” shall mean the usual and customary way in which the applicable party has conducted its business in the past.

(p)

“Organizational Document” shall mean any articles, bylaws, certificate or similar document adopted, filed or registered in connection with the creation, incorporation, formation or organization of any entity and any shareholders agreement or similar agreement among the equity holders, partners or members of any entity, and all amendments thereto.

(q)

“Person” shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

(r)

"Shareholder" shall mean both the Majority Shareholders and the Minority Shareholders.

(s)

“Subsidiary” shall mean any Person in which such party, directly or indirectly, through Subsidiaries or otherwise, beneficially owns or owned at least 50% of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

(t)

“Taxes” shall mean all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as income, gross receipts, profits, capital, transfer, land transfer, recordation, real estate conveyance, documentary, filing, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes and Canada and other government employment insurance, health insurance, pension plan premiums or contributions.

(u)

“Tax Returns” shall include all federal, state, provincial, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

(v)

 “Working Capital” shall mean (a) the sum of the following assets of InSystems and its Subsidiaries:  cash, cash equivalents and investments, accounts receivable, work-in-process, tax credits receivable, prepaid expenses and restricted cash, minus (b) the sum of the following liabilities of InSystems and its Subsidiaries:  accounts payable and accruals, deferred revenue and income taxes payable.  Such terms used in this definition shall be construed in a manner consistent with their use and meaning in the Financial Statements.

1.3

Table of Additional Terms.In addition to the defined terms in Section 1.2, the following terms are defined in the following respective Sections of this Agreement:

Term	Section
Accountant Statement	2.3.4
Actual Closing Date Working Capital	2.3.3
Agreement	Preamble
Attorney	4.3.3
Benchmark Working Capital	2.3.2
Benefit Plans	4.11.1
Cash Compensation	4.10.1
CCRA	7.11.1
Claims	11.8.1
Closing	3.1
Closing Date	3.1
Closing Date Statement	2.3.3
Commitments	4.15.1
Conversion Date	1.4
Copyrights	4.18.6
Corporate Claims	11.1.1
Employee Policies and Procedures	4.10.3
Employee List	4.10.1
Employment Agreements	4.10.2
Environmental Permit	4.26
Escrow Agreement	2.2
Escrow Amount	2.2
Estimate Statement	2.3.1
Estimated Closing Date Working Capital	2.3.1
Executive Summary	14.2
FLA	5.7
Financial Statements	4.8
HR Claim	11.1.1
Insurance Policies	4.17
InSystems	Preamble
InSystems Improvements	4.14.6
InSystems Leased Real Property	4.14.2
InSystems Leased Real Property Permits	4.14.7
InSystems Leases	4.14.2
InSystems Owned Intellectual Property	4.18.1
InSystems Owned Real Property	4.14.1
InSystems Representations	Article IV
Intellectual Property	4.18.6
Interim Financial Statements	4.8
ITA	4.19.7
Judgment Currency	1.4
Letter of Intent	7.8
Majority Shareholder Representations	Article V
Original Currency	1.4
Patent Claim	11.1.1
Patents	4.18.6
Paying Agent	3.2.1
Payment Fund	3.2.1
Press Release	12.1
Purchase Price	2.1
Remittance Date	7.11.2
Responsible Shareholder	2.2
Reviewing Accountants	2.3.4
Share Certificates	3.2.2
Shareholders' Acceptance Agreement	7.9
Shareholders’ Representative	11.3.5
Shareholder Claim	11.1.2
SRC	Preamble
SRC Statement	2.3.3
Statement of Objection	2.3.3
Trademarks	4.18.6
Trade Secrets	4.18.6
URL	4.18.1
VC Investors	Article XII
Year-End Financial Statements	4.8

1.4

Judgment Currency.If, for the purposes of obtaining or enforcing judgment in any court in any jurisdiction, it becomes necessary to convert into the currency of the jurisdiction giving such judgment (the “Judgment Currency”) an amount due hereunder in any other currency (the “Original Currency”), then the date on which the rate of exchange for conversion is selected by that court is referred to herein as the “Conversion Date”.  If there is a change in the rate of exchange between the Judgment Currency and the Original Currency between the Conversion Date and the actual receipt by the party entitled of the amount due hereunder or under such judgment, the party owing such amount shall, notwithstanding such judgment, pay the actual amount necessary to ensure that the amount received by the party entitled to such amount in the Judgment Currency, when converted at the rate of exchange quoted by The Toronto-Dominion Bank on the date of receipt, will produce the amount due in the Original Currency as of the date of receipt.  The liability of the party owing such amount hereunder constitutes a separate and independent liability which shall not merge with any judgment or any partial payment or enforcement of payment of sums due under this Agreement.

ARTICLE II

PURCHASE AND SALE OF SHARES

2.1

Purchase and Sale of Capital Shares. Subject to the terms and conditions of this Agreement in the case of the Majority Shareholders, and under the Shareholders Acceptance Agreement in the case of the Minority Shareholders, the Shareholders shall sell, transfer and deliver or cause to be sold, transferred and delivered to SRC, and SRC shall purchase from the Shareholders, all outstanding Capital Shares for an aggregate purchase price of $89,000,000 in the manner set forth on Exhibit 2.1, which Exhibit, dated June 25, 2002, has been previously provided to SRC and which is incorporated herein by this reference (the “Purchase Price”), subject to the deposit into escrow of the amount described in Section 2.2 and subject to the adjustment as described in Section 2.3.

2.2

Escrow Amount.At the Closing, SRC shall deposit $8,900,000 of the Purchase Price  (the “Escrow Amount”) into an interest-bearing account maintained at a Canadian chartered bank or trust company as mutually agreed by SRC and InSystems, with all interest earned thereon to accrue to the Shareholders pursuant to an Escrow Agreement in substantially the form attached hereto as Exhibit 2.2 (the “Escrow Agreement”).  The Escrow Amount shall serve as security for  payment of any amounts due SRC pursuant to the indemnification obligations of the Shareholders under this Agreement and the Shareholders' Acceptance Agreements.  Upon completion of the SRC fiscal year 2002 audit, but in any case not later than March 31, 2003, any remaining portion of the Escrow Amount, except for reasonable amounts withheld to provide funds in connection with claims for which SRC has provided notice under Article XI, shall be distributed to the Shareholders on a pro rata basis based upon their percentage ownership of Capital Shares immediately prior to the Closing Date in the same manner as provided above.  Any amount withheld upon expiration of such period in connection with claims for which SRC has provided notice at such time under Article XI shall be held in escrow until resolution of such claims.

2.3

Adjustment to Purchase Price.

2.3.1

At least five business days prior to the Closing Date,  InSystems shall prepare and deliver to SRC a good faith estimate (the “Estimate Statement”), prepared in a manner consistent with the preparation of the Financial Statements (as hereafter defined), of the Working Capital of InSystems as of the Closing Date, to include the addition of an asset in an amount equal to 80% of InSystems’ anticipated Scientific Research and Experimental Development tax credit for the period beginning April 1, 2002 and ending on the Closing Date (the “Estimated Closing Date Working Capital”).

2.3.2

The Purchase Price to be paid at the Closing shall be increased by the amount the Estimated Closing Date Working Capital exceeds CDN $2,300,000 (the “Benchmark Working Capital”) or decreased by the amount the Estimated Closing Date Working Capital falls short of  the Benchmark Working Capital.

2.3.3

As promptly as practicable after the Closing Date, but in no event more than 60 days thereafter, SRC shall prepare or cause to be prepared and shall deliver to InSystems a reasonably detailed statement and all relevant documentation (the “SRC Statement”) setting forth the actual Working Capital as of the close of business on the Closing Date (the “Actual Closing Date Working Capital”).  SRC will prepare the SRC Statement consistent with the basis of the preparation of the Estimate Statement.  Unless within 30 days after its receipt of the SRC Statement the Shareholders’ Representative (as herein defined) shall deliver to SRC a reasonably detailed statement describing the Shareholders' objections to the SRC Statement (a “Statement of Objection”), the amount of the Actual Closing Date Working Capital shall be final and binding on the parties hereto and the SRC Statement shall be the final statement hereunder (the “Closing Date Statement”).  Deadlines set forth in this Section 2.3.3 may be revised upon the written mutual consent of SRC and the Shareholders Representative.

2.3.4

If the Shareholders’ Representative shall deliver to SRC a timely Statement of Objection, SRC and the Shareholders’ Representative and their respective independent accountants shall negotiate in good faith and use reasonable best efforts to resolve any disputes.  If a resolution is reached, such resolution shall be final and binding on the parties.  If a final resolution is not reached within 30 days after the Shareholders’ Representative has submitted a Statement of Objection, any remaining disputes shall be resolved by a third firm of independent accountants (the “Reviewing Accountants”) selected jointly by the parties.  The Reviewing Accountants shall be instructed to resolve any matters in dispute as promptly as practicable, but in no event more than 30 days after submission, and set forth their resolution in a statement setting forth the Actual Closing Date Working Capital (the “Accountant Statement”).  In such event, the determination of the Reviewing Accountants shall be final and binding on the parties hereto and the Accountant Statement shall be the Closing Date Statement.

2.3.5

In the event that the Actual Closing Date Working Capital determined by the Reviewing Accountants as set forth on the Accountant Statement is more than 10% greater than what SRC determined in its calculation of Actual Closing Date Working Capital as set forth in the SRC Statement, then all fees and expenses of the Reviewing Accountants shall be borne by SRC; otherwise all fees and expenses of the Reviewing Accountants shall be borne by the Shareholders. The Shareholders and SRC shall cooperate with each other and the Reviewing Accountants in connection with the matters contemplated by this Section 2.3, including SRC’s preparation of and the Shareholders’ Representative review of the Closing Date Statement, including by furnishing such information and access to books, records (including accountants’ work papers), personnel and properties as may be reasonably requested.

2.3.6

If the Actual Closing Date Working Capital as shown on the Closing Date Statement differs from the Estimated Closing Date Working Capital as shown on the Estimate Statement, then the Purchase Price shall be recomputed as set forth in Section 2.3.2, but using the Actual Closing Date Working Capital.  If the Purchase Price as computed pursuant to this Section 2.3.6 is greater than the amount paid to the Shareholders at the Closing, then SRC shall immediately pay the difference to the Paying Agent (as herein defined) by wire transfer of immediately available funds, together with interest at 2% per annum.  If the Purchase Price as computed pursuant to this Section 2.3.6 is less than the amount paid to the Shareholders at the Closing, then SRC shall be entitled to recover the difference, together with interest at 2% per annum, from the Escrow Amount. Interest shall accrue from the Closing Date to the date of payment under this Section 2.3.6.

2.4

Options.All Options shall be exercised or otherwise satisfied or terminated prior to the Closing, with such exercises, satisfactions or terminations to be documented to the reasonable satisfaction of SRC.  To the extent that this action results in the issuance of additional Capital Shares, the holders thereof shall constitute Minority Shareholders and are contemplated, on or prior to the Closing, to become signatories to a Shareholders' Acceptance Agreement in the manner contemplated in Section 7.9 below, obligated to consummate the sale of their Capital Shares on the terms and conditions specified in such Shareholders' Acceptance Agreement.

2.5

Pre-Closing Return of Capital.It is understood and agreed that, upon or prior to the Closing, InSystems may distribute up to $10,000,000 from its cash and cash equivalents to effect a return of capital or other distribution to the Shareholders and to effect the satisfaction or termination of Options pursuant to Section 2.4 and to pay certain expenses of certain parties hereto.  Such capital distribution shall be authorized by a special resolution of the Shareholders and distributed to the Shareholders in compliance with applicable Law.

ARTICLE III

CLOSING

3.1

Closing. The closing of the transactions contemplated herein (the “Closing”) shall be held at (i) 9:00 A.M. E.D.T. on July 2, 2002 in the event that SRC shall have received written notice in accordance with Section 14.10 hereof from InSystems on or before 3:00 P.M. E.D.T. on June 28, 2002, that InSystems and the Shareholders stand ready to consummate the Closing and SRC shall be satisfied, in its sole discretion, that InSystems and the Shareholders stand ready to consummate the Closing or (ii) in the event that the notice contemplated under provision (i) of this Section 3.1 is not delivered or is unsatisfactory to SRC, on July 9, 2002 or (iii) such other date mutually agreed by the parties hereto (the “Closing Date”) in Toronto.  At the Closing, SRC and the Majority Shareholders shall cause the following to occur:

3.2

Transfer of Capital Shares.

3.2.1

Appointment of Paying Agent. Such Canadian chartered bank or trust company as SRC or InSystems shall mutually agree shall act as Paying Agent hereunder (the “Paying Agent”) pursuant to an agreement  in form and substance mutually agreeable to SRC and InSystems. At the Closing, SRC shall deliver or cause to be delivered, in trust, to the Paying Agent, for the benefit of the Shareholders, for exchange in accordance with the provisions in this Article III through the Paying Agent, the Purchase Price (such Purchase Price being herein referred to as the “Payment Fund”) to be deposited pursuant to this Section 3.2.1 in exchange for Capital Shares and the Escrow Amount  to be paid pursuant to Section 2.2. Pending distribution pursuant to Section 3.2 of the Payment Fund deposited with the Paying Agent, all cash so deposited and all interest accrued thereon shall be held in trust for the benefit of the Shareholders and such cash shall not be used for any other purposes.

3.2.2

Exchange Procedures for Majority Shareholders.The Majority Shareholders shall deliver their certificates representing Capital Shares (the "Share Certificates") to SRC at the Closing and the Paying Agent shall pay such Majority Shareholder, at the Closing, that portion of the Purchase Price for such Capital Shares formerly represented by such Share Certificate.

3.2.3

Exchange Procedures for Minority Shareholders. InSystems shall deliver to SRC at the Closing the Share Certificates representing all of the Capital Shares of the Minority Shareholders properly endorsed for transfer, either directly on the Share Certificates or by means of a stock transfer power separate from the Share Certificates.  For the Minority Shareholders that deliver duly executed Shareholders’ Acceptance Agreements (as defined below in Section 7.9) to InSystems at or prior to the Closing, the Paying Agent shall pay such Minority Shareholders, at the Closing, that portion of the Purchase Price for the Capital Shares formerly represented by their Share Certificates.  For the Minority Shareholders that do not deliver to SRC at the Closing a duly executed Shareholders’ Acceptance Agreement, the following exchange procedure shall apply.  As soon as reasonably practicable after the Closing, the Paying Agent shall mail to each such Minority Shareholder, (i) a form of letter of transmittal, which shall specify that the portion of the Purchase Price due to such Minority Shareholder shall be paid only upon proper delivery of a duly executed Shareholders' Acceptance Agreement and (ii) instructions for use in effecting the delivery of such Shareholders’ Acceptance Agreement pursuant to such letter of transmittal.  Upon surrender to the Paying Agent of such Shareholders’ Acceptance Agreement, duly  executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, such Minority Shareholder shall be entitled to receive in exchange therefor that portion of the Purchase Price, less any amount included in the Escrow Amount, for such Capital Shares.  No interest shall accrue or be paid on the Purchase Price upon the delivery of a Shareholders’ Acceptance Agreement, provided, however, that any interest accrued or earned upon the Payment Fund shall first be applied toward any transaction related expenses incurred by the Shareholders with any remaining interest to be paid to the Shareholders on a pro-rata basis upon completion of the delivery of all Shareholders' Acceptance Agreements and payment in full of the Purchase Price.

3.2.4

Payments to Transferees of Capital Shares.If payment is to be made to a Person other than the registered holder of the Capital Shares represented by the Share Certificate or other instrument so surrendered in exchange therefor, it shall be a condition to such payment that such payment shall be made at the direction of the registered holder, the Share Certificate or other instrument so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Capital Shares or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable. SRC, InSystems or the Paying Agent shall be entitled to deduct and withhold from the Purchase Price otherwise payable pursuant to this Agreement to any holder of Capital Shares such amounts as SRC, InSystems or the Paying Agent are required to deduct and withhold under any provision of any applicable Law, with respect to the making of such payment. To the extent that amounts are so withheld by SRC, InSystems or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Capital Shares in respect of whom such deduction and withholding was made by SRC, InSystems or the Paying Agent.

3.2.5

Lost Certificates.In the event that any Share Certificate or other instrument representing Capital Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate or other instrument to be lost, stolen or destroyed, the Paying Agent will issue in exchange for and in lieu of such lost, stolen or destroyed Share Certificate or other instrument representing the Capital Shares, the Purchase Price.

3.2.6

Unclaimed Purchase Price.If any portion of the Payment Fund deposited with the Paying Agent for purposes of payment in exchange for Capital Shares and delivery of a Shareholders’ Acceptance Agreement, as applicable, remains unclaimed six months after the Closing, such portion of the Payment Fund shall be returned to InSystems, upon demand, and any such holder who has not surrendered such holder’s Share Certificates and delivered a duly executed Shareholders’ Acceptance Agreement, as applicable, in compliance with this Section 3.2 prior to that time shall thereafter look only to InSystems for payment of the Purchase Price.  Notwithstanding the foregoing, InSystems shall not be liable to any holder of Capital Shares for any amount paid to a public official pursuant to applicable unclaimed property Laws. Any amounts remaining unclaimed by holders of Capital Shares six years after the Closing (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable Law, become the property of InSystems, free and clear of any claims or interest of any Person previously entitled thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF INSYSTEMS

InSystems represents and warrants to SRC that, except as may be set forth in the InSystems Disclosure Schedules, including the Employee List (as defined below) and any other lists of previously disclosed items referred to in this Agreement, the following are true and correct as of the date hereof (these representations and warranties are referred to as “InSystems Representations”).  Each representation and warranty made by InSystems in this Article IV with respect to InSystems is also made with respect to each of its Subsidiaries except that those representations and warranties of InSystems in Sections 4.1, 4.3 and 4.4 shall be deemed to be made solely with respect to InSystems.

4.1

Organization and Good Standing; Qualification.InSystems is a corporation duly amalgamated and validly existing under the laws of the Province of Ontario, with all requisite corporate power and authority to carry on the business in which it is engaged and to own the properties it owns.  InSystems is duly registered to conduct business in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such registration necessary.  Without limiting the generality of the foregoing, InSystems is registered to do business in the jurisdictions set forth in the InSystems Disclosure Schedules.

4.2

Subsidiaries.The InSystems Disclosure Schedules contain a list of the following information for each current Subsidiary of InSystems: (a) the name of such Subsidiary; (b) its authorized, issued and outstanding capital stock or other equity interests; and (c) any capital stock reserved for future issuance pursuant to outstanding options or other agreements, and the identity of all parties to any such option or other agreement.  Each current Subsidiary of InSystems is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Each current Subsidiary of InSystems has all requisite power and authority to carry on its business as it is now being conducted.  Each current Subsidiary of InSystems is duly qualified as a foreign entity authorized to do business and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary.  Without limiting the generality of the foregoing, the current Subsidiaries of InSystems are qualified to do business in the jurisdictions set forth in the InSystems Disclosure Schedules.  All of the outstanding equity interests in each of InSystems' current Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable, and are owned by InSystems or another Subsidiary of InSystems free and clear of all Liens, and are not subject to preemptive rights created by statute, such Subsidiary’s Organizational Documents, or any agreement to which such Subsidiary is a party.  No equity interest or options, warrants, rights or other securities convertible into or exercisable for, equity interests of any current Subsidiary of InSystems have been issued or disposed of in violation of any preemptive rights, rights of first refusal or similar rights of any shareholder of such Subsidiary.

4.3

Capitalization.

4.3.1

Equity Securities.The rights and attributes of the Capital Shares are set out in the Restated Articles of Incorporation of InSystems dated February 5, 2001.  InSystems has provided to SRC a complete and accurate list, dated June 25, 2002, of the record ownership of the Capital Shares, which previously disclosed list is incorporated herein by this reference.  Each outstanding Capital Share has been legally and validly issued and is fully paid and non-assessable.  No Capital Shares are owned by InSystems in treasury.  No Capital Shares have been issued in violation of any preemptive rights, rights of first refusal or similar rights of any Persons.  InSystems has no bonds, debentures, notes or other obligations, the holders of which have the right to vote (or are convertible into or are exercisable for or exchangeable into securities having the right to vote) with the Shareholders on any matter.

4.3.2

Commitments to Issue or Purchase Securities.As of immediately prior to the Closing, there exist no Options and no Option, conversion right, exchange right or commitment of any kind exists which obligates InSystems to issue any of its authorized but unissued shares.  As of immediately prior to the Closing, InSystems has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its Capital Shares or any interests therein or to pay any dividend or make any distribution in respect thereof.

4.3.3

Powers of Attorney Regarding Capital Shares.InSystems or its President (collectively, the “Attorney”) has a power of attorney from each Minority Shareholder empowering the Attorney to sell, transfer and assign all of the Capital Shares owned by such Minority Shareholder.  Each such power of attorney is valid and enforceable and has not been revoked by the Minority Shareholder who gave it.  The exercise by InSystems or its President of any such power of attorney will be effective to transfer good and marketable title to such Capital Shares to SRC at the Closing.

4.4

Corporate Records.The copies of the Organizational Documents of InSystems and its Subsidiaries that have been made available to SRC are true, correct and complete copies thereof, as in effect on the date hereof.  The Organizational Documents of InSystems and its Subsidiaries are in full force and effect.  Neither InSystems nor any of its Subsidiaries are in violation of any provision of their Organizational Documents.    The minute books of InSystems and its Subsidiaries, copies of which have been made available to SRC, contain accurate minutes of all meetings of, and accurate consents to all actions taken without meetings by, the Board of Directors (and any committees thereof) and the Shareholders of InSystems since its formation.

4.5

Authorization and Validity.The execution, delivery and performance by InSystems of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by InSystems.  This Agreement has been duly executed and delivered by InSystems and constitutes the legal, valid and binding obligation of InSystems enforceable against InSystems in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws now or hereafter in effect affecting creditors’ rights generally or the availability of equitable remedies.

4.6

No Violation. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default (with or without notice or lapse of time, or both) under, the Organizational Documents of InSystems, (b) conflict with, or result in a violation or breach of the terms, conditions or provisions of, constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any agreement, indenture, right of first refusal, non-competition agreement or other instrument under which InSystems is bound or to which any of the assets of InSystems are subject (except for those for which consents are required as set out in the InSystems Disclosure Schedules, which consents will be obtained prior to the Closing), or result in the creation or imposition of any Lien upon any of the assets of InSystems or (c) violate or conflict with any Order of any Governmental Authority.

4.7

Governmental Authorities; Third Party Consents. InSystems is not required to submit any notice, report, registration or other filing with any Governmental Authority, and no consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by InSystems, in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby or thereby except (a) in connection or in compliance with the provisions of any provincial securities Law and (b) such consents, approvals, authorizations, permits, filings and notifications listed in the InSystems Disclosure Schedules.  Neither the aggregate sales in or into the United States during the most recent fiscal year, nor the aggregate total value of assets located in the United States, of InSystems and its Subsidiaries are greater than $50,000,000.  Neither the gross revenues from sales in, from or into Canada nor the aggregate book value of the assets in Canada of InSystems and affiliates (as such term is defined in the Competition Act (Canada)), each calculated for the purposes of Section 109 of the Competition Act (Canada) and the Notifiable Transactions Regulations promulgated thereunder, exceeds CDN $45,000,000 as reflected in InSystems’ most recent audited financial statements.

4.8

Financial Statements.The InSystems Disclosure Schedules set forth InSystems' audited consolidated balance sheets as of March 31, 2002, March 31, 2001 and March 31, 2000 and the related audited consolidated statements of income and cash flow for the twelve-month periods ended March 31, 2002, March 31, 2001 and March 31, 2000 (the “Year-End Financial Statements”) and InSystems' unaudited balance sheets as of May 31, 2002 and related unaudited consolidated statements of income and cash flow for the two-month period ended May 31, 2002 (the “Interim Financial Statements”).  The Year-End Financial Statements have been prepared in accordance with GAAP. The Interim Financial Statements have been prepared in a manner consistent with past practice.  The Year-End Financial Statements and the Interim Financial Statements (together referred to as the “Financial Statements”) present fairly in all respects the consolidated financial condition and consolidated operating results of InSystems and any consolidated Subsidiaries as of the dates and during the periods indicated therein.

4.9

Undisclosed Liabilities and Obligations.The Financial Statements reflect all liabilities of InSystems, accrued, contingent or otherwise, that would be required to be reflected on a balance sheet, or in the notes thereto, prepared using GAAP, except for liabilities and obligations incurred in the ordinary course of business since the date of the Interim Financial Statements.  InSystems does not know of any valid basis for the assertion of any other claims against it or any other liabilities of any nature or for any amount.  Except as set forth in the Financial Statements, InSystems is not obligated in any way to provide funds in connection with any guarantee of, or to assume, any debt, obligation or dividend of any other Person.

4.10

Labour Matters.

4.10.1

Cash Compensation.InSystems has provided to SRC a complete and accurate list, dated June 25, 2002 (the "Employee List"), which previously disclosed list is incorporated herein by this reference, of the names, titles and current annual cash compensation, including wages, salaries, bonuses (discretionary and formula) and other cash compensation (the “Cash Compensation”) of all employees of InSystems, and the amounts currently being paid to each independent contractor of InSystems. In addition, the Employee List contains a complete and accurate description of any promised increases in Cash Compensation of employees and/or independent contractors of InSystems that have not yet been effected.

4.10.2

Employment Agreements.Except for the employment agreements made available to SRC prior to the date hereof, InSystems is not a party to any employment agreement (“Employment Agreements”) with respect to any of its employees.  Employment Agreements include employee leasing agreements, employee services agreements and noncompetition agreements.

4.10.3

Employee Policies and Procedures.The InSystems Disclosure Schedules contain a complete and accurate list of all employee manuals and all written policies, procedures and work-related rules (the “Employee Policies and Procedures”) that apply to employees of InSystems.  InSystems has made available to SRC true, correct and complete copies of all Employee Policies and Procedures.

4.10.4

Unwritten Amendments.No amendments have been made, whether by oral communication, pattern of conduct or otherwise, with respect to any Employee Policies and Procedures.

4.10.5

Labour Compliance.To the Knowledge of InSystems, InSystems has been and is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including the Pay Equity Act (Ontario).  InSystems is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing.  Subject to the list of items provided to SRC, dated June 25, 2002, which previously disclosed list is incorporated herein by this reference, InSystems has not engaged in any unfair labour practice or discriminated contrary to the Ontario Human Rights Code in its employment conditions or practices.  Except as set forth in the list of items provided to SRC, dated June 25, 2002, which list is incorporated herein by this reference, there are no (a) unfair labour practice charges, complaints or claims or discrimination charges, complaints or claims pending or threatened against InSystems before any Governmental Authority (nor to the Knowledge of InSystems does any valid basis therefor exist) or (b) existing or threatened labour strikes affecting InSystems (nor to the Knowledge of InSystems does any valid basis therefor exist).

4.10.6

Unions.InSystems has never been a party to any agreement with any union, labour organization or collective bargaining unit.  No employees of InSystems are represented by any union, labour organization or collective bargaining unit.  To the Knowledge of InSystems, none of the employees of InSystems have threatened to organize or join a union, labour organization or collective bargaining unit.  No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

(a)

holds bargaining rights with respect to any employees of InSystems by way of certification, interim certification, voluntary recognition, designation or successor rights;

(b)

has applied to be certified as the bargaining agent of any employees of InSystems, or

(c)

has applied to have InSystems declared a related employer or successor employer pursuant to applicable labour legislation.

There are no actual, pending or, to the Knowledge of InSystems, threatened organizing activities of any trade union, council of trade, employee bargaining agency or affiliated bargaining agent or any actual, pending or, to the Knowledge of InSystems, threatened unfair labour practice complaints, strikes, work stoppages, picketing, lock-outs, hand-billings, boycotts, arbitration, grievances, charges or similar labour related disputes or proceedings pertaining in InSystems, and there have not been any such activities or disputes or proceedings within the last year.

4.11

Employee Benefit Plans.

4.11.1

Identification.The InSystems Disclosure Schedules contain a complete and accurate list of all bonus, deferred compensation, incentive compensation, share purchase, share appreciation and share option, severance or termination pay, hospitalization or other medical benefits, life or other insurance, dental, disability, salary continuation, vacation, supplemental unemployment benefits, profit-sharing, mortgage assistance, employee loan, employee assistance, pension, retirement or supplemental retirement plan or agreement (including any defined benefit or defined contribution pension plan and any group registered retirement savings plan), and each other employee benefit plan or agreement (whether oral or written, formal or informal, funded or unfunded) sponsored, maintained or contributed to or required to be contributed to by InSystems for the benefit of any employees of InSystems, whether or not insured and whether or not subject to any Law (the “Benefit Plans”).  InSystems has made available to SRC copies of all plan documents, determination letters, pending determination letter applications, trust instruments, insurance contracts, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Benefit Plans.  No amendment exists with respect to any Benefit Plan.

4.11.2

Administration.Each Benefit Plan has been administered and maintained in compliance with all applicable Laws.  InSystems and the Shareholders have made all necessary filings, reports and disclosures with respect to all applicable Benefit Plans.

4.11.3

Examinations.InSystems has not received any notice that any Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any Governmental Authority.

4.11.4

Claims and Litigation.No pending or threatened claims, suits or other proceedings exist with respect to any Benefit Plan other than benefit claims filed by participants or beneficiaries in the ordinary course of business.

4.12

Absence of Certain Changes or Events.

4.12.1

No Adverse Effects.Except as expressly contemplated or permitted by this Agreement, and other than the reasonable and customary fees and expenses incurred in connection with the transactions contemplated by this Agreement, since the date of the Interim Financial Statements the business of InSystems has been and will continue to be through the Closing Date conducted in all respects in the ordinary course of business.  Since the date of the Interim Financial Statements, InSystems has not, except as expressly contemplated or permitted by this Agreement or as disclosed in the InSystems Disclosure Schedules, engaged in any transaction or series of related transactions other than in the ordinary course of business.

4.12.2

Specific Liabilities or Changes.Without limiting the generality of the foregoing Section 4.12.1, since the date of the Interim Financial Statements, except as set forth in the InSystems Disclosure Schedules or as contemplated in Article II of this Agreement, there has not been:

(a)

any damage, destruction or loss to any of the assets or properties of InSystems;

(b)

any termination or expiration of a Commitment with any supplier of InSystems or any change in InSystems' relationship with any supplier;

(c)

any declaration, setting aside or payment of any dividend or distribution (whether in cash, equity interests or property) or capital return in respect of any Capital Shares or any redemption, purchase or other acquisition by InSystems of any Capital Shares, or any repurchase, redemption or other purchase by InSystems of any outstanding Capital Shares or other securities of, or other ownership interests in, InSystems, or any amendment of any term of any outstanding security of InSystems;

(d)

any sale, assignment, transfer, lease or other disposition, or agreement to sell, assign, transfer, lease or otherwise dispose of, any of the assets of InSystems taken as a whole other than in the ordinary course of business;

(e)

any acquisition (by amalgamation, consolidation, or acquisition of shares or assets) by InSystems of any corporation, partnership or other business organization or division thereof or any equity interest therein for consideration;

(f)

any (i) incurrence of, (ii) guarantee with respect to or (iii) provision of credit support for, any indebtedness by InSystems other than pursuant to (A) a credit facility in the ordinary course of business or (B) lease financings for equipment used in the operation of the business of InSystems in the ordinary course of business;

(g)

any change in any method of accounting or accounting practice (whether for financial accounting or Tax purposes) used by InSystems;

(h)

except as set forth in the list of items provided to SRC, dated June 25, 2002, which previously disclosed list is incorporated herein by this reference, (i) any employment, deferred compensation, or similar agreement entered into or amended by InSystems and any employee, (ii) any increase in the compensation payable, or to become payable by InSystems, to any of its directors or officers or generally applicable to all or any category of InSystems' employees, (iii) any increase in the coverage or benefits available under any Benefit Plan or payment or arrangement made to, for or with any of the directors or officers of InSystems or generally applicable to all or any category of InSystems' employees, or (iv) any severance pay arrangements made to, for, or with such directors, officers or employees other than, only with respect to employees who are not officers or directors of InSystems, increases in the ordinary course of business;

(i)

any revaluing in any respect of any of the assets of InSystems on the Financial Statements, including, without limitation, writing down the value of any assets or inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(j)

any loan, advance or capital contribution made by InSystems to, or investment in, any Person other than loans, advances or capital contributions, or investments of InSystems made in the ordinary course of business;

(k)

any adoption of or amendment to any Benefit Plan;

(l)

any waiver, direct or indirect, by InSystems of (i) any right or rights of value or (ii) any payment of any debt, liability or other obligation owed to InSystems;

(m)

 any change in or amendment to InSystems’ Organizational Documents;

(n)

any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement or transaction with or on behalf of, any officer, director or employee of InSystems, or any business or entity in which InSystems or relative of any such Person, has any direct or indirect, interest, except for (i) directors’ fees, (ii) compensation to the officers and employees of InSystems (including benefits received by such officers and employees as a result of their participation in Benefit Plans) in the ordinary course of business, and (iii) advancement or reimbursement of expenses, or the making of lease and similar payments, in the ordinary course of business;

(o)

any modification or change in any Insurance Policy that would result in a diminishment of coverage under such Insurance Policy;

(p)

any acquisition of a fee simple interest or a leasehold or subleasehold interest in, or any sale, assignment, disposition, transfer, pledge, mortgage or lease of, any real property owned or leased by InSystems;

(q)

except as set forth in the list of items provided to SRC, dated June 25, 2002, which previously disclosed list is incorporated herein by this reference, any issuance of, or, to the Knowledge of InSystems, sale or disposition of, any Capital Shares or other equity interest in InSystems, except upon the valid exercise of Options in accordance with the terms hereof, or any issuance or grant by InSystems of any options, warrants or other rights to purchase any such Capital Shares or equity interest, or any securities convertible into or exchangeable for such Capital Shares or equity interest, or any other increase in the issued and outstanding capitalization of InSystems;

(r)

any amendment, alteration or modification in the terms of any currently outstanding options, warrants or other rights to purchase any Capital Shares or equity interest in InSystems or any securities convertible into or exchangeable for such Capital Shares or equity interest, including, without limitation, any reduction in the exercise or conversion price of any such rights or securities, any change to the vesting or acceleration terms of any such rights or securities, or any change to terms relating to the grant of any such rights or securities;

(s)

any closure, shut down or other elimination of any of InSystems' factories, facilities or offices or any change in the basic character of its business, properties or assets;

(t)

any action that, if it had been taken after the date hereof, would have required the consent of SRC under Section 7.6; and

(u)

any agreement to take any actions specified in this Section 4.12.2, except for this Agreement.

4.13

Title to Properties; Liens.Except as described in the InSystems Disclosure Schedules, InSystems has good and valid title to, or a valid leasehold or license interest in, all of its properties and assets (real, personal, tangible and intangible), including, without limitation, all such properties and assets reflected in the Interim Financial Statements (except for properties and assets disposed of in the ordinary course of business since such date).  Such property constitutes the only property necessary for the conduct of InSystems' business as it was operated immediately prior to Closing.  Except as described in the InSystems Disclosure Schedules, none of such properties or assets are subject to any Liens, except for (i) Liens for current taxes not yet due and payable and (ii) Liens which, individually or in the aggregate, do not materially detract from the value of InSystems’ assets or materially impair InSystems’ business.  For greater certainty, the representations and warranties in this Section 4.13 are not representations and warranties regarding infringement of Intellectual Property rights (to which Section 4.18.3 is solely applicable).

4.14

Real Property.

4.14.1

The InSystems Disclosure Schedules set forth a list of all real property owned by InSystems (collectively, the “InSystems Owned Real Property”).  InSystems is the owner in fee simple with good and marketable title to InSystems Owned Real Property, free and clear of all Liens, except (i) as described in the InSystems Disclosure Schedule, and (ii) Liens for current taxes and utilities not yet due and payable.

4.14.2

The InSystems Disclosure Schedules set forth a list of all of the leases and subleases of real property (“InSystems Leases”) and each leased and subleased parcel of real property in which InSystems is a tenant or subtenant, landlord or sub-landlord (collectively, the “InSystems Leased Real Property”) and for each InSystems Lease indicates: (a) whether or not the consent of and/or notice to the landlord thereunder or any other Person will be required in connection with the transactions contemplated by this Agreement; and (b) whether any third party or InSystems is the guarantor of the obligations of any Subsidiary of InSystems under the InSystems Leases and the identity of any such guarantor.  InSystems holds a valid and existing leasehold or sub leasehold interest or landlord or sub-landlord interest, as applicable, in the InSystems Leased Real Property, under each of the InSystems Leases described in the InSystems Disclosure Schedules. Except as noted in the InSystems Disclosure Schedules, InSystems has made available to SRC true, correct and complete copies of each InSystems Lease, including, without limitation, all amendments, modifications, side agreements, consents, subordination agreements and guarantees. With respect to each InSystems Lease: (a) the InSystems Lease is legal, valid, binding, enforceable and in full force and effect, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws now or hereafter in effect affecting creditors’ rights generally or the availability of equitable remedies; (b) neither InSystems, nor, to the Knowledge of InSystems, any other party to the InSystems Lease is in breach or default under the InSystems Lease, and no event has occurred that, with notice or lapse of time, would constitute a breach or default by InSystems or permit termination, modification or acceleration under the InSystems Lease by any other party thereto; (c) InSystems has performed all of its obligations under the InSystems Lease; (d) InSystems has not repudiated any provision of the InSystems Lease; (e) to the Knowledge of InSystems, there are no disputes, oral agreements or forbearance programs in effect as to the InSystems Lease; (f) the InSystems Lease has not been modified in any respect; and (g) InSystems has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the InSystems Lease.

4.14.3

To the Knowledge of InSystems, each parcel of InSystems Owned Real Property is in compliance with all existing Laws, including all Laws with respect to zoning, building, fire, life safety, health codes and sanitation.  InSystems has received no notice of, and has no Knowledge of, any condition currently or previously existing on the InSystems Owned Real Property or any portion thereof that may give rise to any violation of, or require any remediation under, any existing Law applicable to InSystems Owned Real Property if it were disclosed to the authorities having jurisdiction over such InSystems Owned Real Property.

4.14.4

InSystems has not received written notice of any proceedings in expropriation or other similar proceedings that are pending, and, to the Knowledge of InSystems, there are no such proceedings threatened or affecting any portion of InSystems Owned Real Property or InSystems Leased Real Property (InSystems Owned Real Property and InSystems Leased Real Property are herein collectively referred to as “InSystems Real Property”).  InSystems has not received written notice of the existence of any outstanding Order or proceeding, and, to the Knowledge of InSystems, there is no such Order or proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any person of InSystems Real Property.

4.14.5

To the Knowledge of InSystems, the current use of InSystems Real Property does not violate in any respect any instrument of record or agreement affecting such InSystems Real Property. There are no violations of any covenants, conditions, restrictions, easements, agreements or Orders of any Governmental Authority having jurisdiction over any of InSystems Real Property that affect such InSystems Real Property or the use or occupancy thereof.  No damage or destruction has occurred with respect to any InSystems Real Property.

4.14.6

All buildings owned by InSystems and leasehold improvements included within InSystems Leased Real Property (collectively, the “InSystems Improvements”) are adequate to operate such facilities as currently used and, to the Knowledge of InSystems, there are no facts or conditions affecting any InSystems Improvements that would, individually or in the aggregate, interfere in any respect with the current use, occupancy or operation thereof. With respect to the InSystems Improvements, InSystems has all rights of access that are necessary for the operation of its business.

4.14.7

To the Knowledge of InSystems, all required or appropriate certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “InSystems Leased Real Property Permits”) of all Governmental Authorities having jurisdiction over InSystems Real Property, the absence of which would be reasonably likely to cause a InSystems facility to cease its operations, have been issued to InSystems to enable InSystems Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are, as of the date hereof, in full force and effect.

4.15

Commitments.

4.15.1

Commitments; Defaults. Any of the following to which InSystems is a party or is bound by, or which the assets or the business of InSystems are bound by, whether or not in writing, are listed in the InSystems Disclosure Schedules (collectively “Commitments”):

(a)

any partnership or joint venture agreement;

(b)

any guaranty or suretyship, indemnification or contribution agreement or performance bond, other than indemnification provisions in agreements with InSystems’ customers;

(c)

any debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent or to be lent to another other than supply arrangements that extend trade credit to InSystems;

(d)

any contract to purchase real property;

(e)

any agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys (other than in connection with this Agreement and the transactions contemplated hereby) involving total payments within any 12 month period in excess of $50,000 and which is not terminable on 30 days’ notice or without penalty;

(f)

any agreement of InSystems relating to any material matter or transaction in which an interest is held by a person or entity that is an Affiliate of InSystems or any Shareholder;

(g)

any agreement for the acquisition by InSystems of services, supplies, equipment, inventory, fixtures or other property involving payments totaling more than $50,000, other than the expenses referred to in Section 2.5;

(h)

any agreement reasonably expected to generate at least $50,000 in revenue to InSystems;

(i)

any powers of attorney;

(j)

any contracts containing covenants which limit the freedom of InSystems to compete in any line of business or transfer or move any of its assets or operations;

(k)

any and all contracts under which InSystems is authorized to distribute or resell products owned or maintained by any third party;

(l)

any and all contracts under which any third party is authorized to distribute, resell or represent InSystems products;

(m)

(i) all leases of real property and (ii) leases of personal property involving rental payments within any 12 month period in excess of $50,000, in either case to which InSystems is a party, either as lessor or lessee; or

(n)

any and all contracts providing for the escrow of software, including source code, that is proprietary to InSystems.

True, correct and complete copies of all written Commitments, and true, correct and complete written descriptions of all oral Commitments, have heretofore been delivered or made available to SRC.  There are no existing or asserted defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by InSystems or, to the Knowledge of InSystems, any other party to a Commitment, provided, however that this sentence shall not apply to those Commitments described in subsection (h) above.  No penalties have been incurred nor are amendments pending with respect to the Commitments.  The Commitments set forth on InSystems’ Disclosure Schedule 4.15.1(o) are in full force and effect and are valid and enforceable obligations of InSystems and, to InSystems’ Knowledge, the other parties thereto, in accordance with their respective terms, except as may be limited by the qualifications in Exhibit 4.15.1(o) or applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws now or hereafter in effect affecting creditors’ rights generally or the availability of equitable remedies.  No defenses, off-sets or counterclaims have been asserted or, to InSystems’ Knowledge, may be made by any party to the Commitments set forth on InSystems Disclosure Schedule 4.15.1(o) (other than InSystems), nor has InSystems waived any rights thereunder.

4.15.2

No Cancellation or Termination of Commitment. Except as set out in the InSystems Disclosure Schedules, InSystems has not received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment; and InSystems has not received notice that any other person currently contemplates any amendment or change to any Commitment, except as set out in the InSystems Disclosure Schedules.

4.16

Enhancement Agreements. Except as set out in the InSystems Disclosure Schedules, InSystems has not orally or in writing committed to provide selective special enhancements to any of its software products for particular InSystems customers.

4.17

Insurance. InSystems carries insurance pursuant to the insurance policies listed and briefly described in the InSystems Disclosure Schedules (collectively, the “Insurance Policies” and each individually, an “Insurance Policy”).  The Insurance Policies are all of the insurance policies relating to the business of InSystems.  All Insurance Policies shall be maintained in full force without interruption up to and including the Closing Date.  True, correct and complete copies of all Insurance Policies have been made available to SRC.  InSystems has not received any notice or other communication from any issuer of any Insurance Policy canceling such policy, increasing any deductibles or retained amounts thereunder, or increasing the annual or other premiums payable thereunder and, to the Knowledge of InSystems, no such cancellation or increase of deductibles, retainages or premiums is threatened.  Except as set forth in the InSystems Disclosure Schedules, there are no outstanding claims, settlements or premiums owed against any Insurance Policy, or if there are, InSystems has given all notices or has presented all potential or actual claims under any Insurance Policy in due and timely fashion.  The InSystems Disclosure Schedules set forth a list of all claims under any Insurance Policy filed by InSystems during the immediately preceding three-year period.

4.18

Intellectual Property.

4.18.1

The InSystems Disclosure Schedules contain a complete and accurate list of (i) all of InSystems' Copyrights, Patents, Trademarks, domain names, and Uniform Resource Locators (“URLs”) (collectively, “InSystems Owned Intellectual Property”), each as defined herein, (ii) all third-party owned software incorporated into any InSystems product, and (iii) all software products marketed or otherwise distributed by InSystems within the two year period prior to the date of this Agreement.  Except as disclosed in the InSystems Disclosure Schedules: InSystems owns all right, title and interest in and to all Intellectual Property (as defined herein) owned by it (for greater certainty, this representation and warranty is not a representation or warranty regarding infringement of Intellectual Property, to which Section 4.18.3 is solely applicable); no third party has any moral rights in or to the InSystems Owned Intellectual Property; InSystems holds valid licenses for all third-party owned Intellectual Property used by it; and the Intellectual Property owned by InSystems or licensed by InSystems is the only intellectual property necessary for the conduct of the business of InSystems as conducted at the Closing.

4.18.2

InSystems has not, during the past two years, except in the ordinary course of business in connection with the distribution of its products and sales to end users, (i) transferred, conveyed, sold, assigned, pledged, mortgaged or granted a security interest in any InSystems Owned Intellectual Property to any third party, (ii) entered into any license, franchise or other agreement with respect to any InSystems Owned Intellectual Property with any third person, or (iii) otherwise encumbered any InSystems Owned Intellectual Property.

4.18.3

The business of InSystems as currently conducted does not, to the Knowledge of InSystems, in any way conflict with, misappropriate or infringe on, any intellectual property right of any third party.  Except as set out in the InSystems Disclosure Schedules, there are no claims, suits, actions or proceedings pending or, to the Knowledge of InSystems, threatened against InSystems (i) alleging that use or license by InSystems of any Intellectual Property conflicts or infringes in any way with any third party’s intellectual property rights, (ii) challenging InSystems' ownership of or right to use any Intellectual Property owned or used by it or (iii) challenging the validity of any of InSystems' Intellectual Property.  To the Knowledge of InSystems, there are no conflicts, misappropriations, infringements or other violations by any third party of any of the Intellectual Property owned by, used by or licensed by or to InSystems.

4.18.4

Each registered Intellectual Property listed in the InSystems Disclosure Schedules has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions, and no such registered Patent or Trademark has lapsed, nor has there been any cancellation or abandonment by InSystems thereof except as set forth in the InSystems Disclosure Schedules.  InSystems has taken commercially reasonable measures to maintain the secrecy of its Intellectual Property that it considers to be Trade Secrets (as hereinafter defined).

4.18.5

InSystems has not granted any release, covenant not to sue, or non-assertion assurance or entered into any indemnification or settlement agreement with any Person with respect to any part of its Intellectual Property or any licenses associated with its Intellectual Property, except for licenses and  indemnifications given in the ordinary course of business, customary in the industry or industries in which InSystems conducts business.

4.18.6

For the purpose of this Agreement, “Intellectual Property” shall be defined as (a) all know-how, show-how, confidential or proprietary information, trade secrets, designs, processes, computer software or databases, research in progress, inventions or invention disclosures (whether patentable or unpatentable), drawings, schematics, blueprints, flow sheets, designs and models (“Trade Secrets”); (b) all copyrights, copyright registrations, copyright mask works and copyright applications (the “Copyrights”); (c) all patents, patent applications, patents pending, patent disclosures on inventions and all patents issued upon said patent applications or based upon such disclosures (the “Patents”); (d) all registered and unregistered trade names, trademarks, service marks, product designations, corporate names, trade dress, logos, slogans, designs and general intangibles of like nature, together with all registrations and recordings and all applications for registration therefor and all translations, adaptations, derivatives and combinations thereof (the “Trademarks”); and (e) all domain names and URLs.

4.19

Taxes.

4.19.1

InSystems has duly and timely filed (in accordance with any extensions duly granted by the appropriate Governmental Authority, if applicable) with the appropriate Governmental Authority all Tax Returns and reports required to be filed.  All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of InSystems for the periods covered thereby.  True, correct and complete copies of such Tax Returns for the past five years have heretofore been made available to SRC.

4.19.2

Except for such items as InSystems may be disputing in good faith by proceedings in compliance with applicable Law, each of which is described in the InSystems Disclosure Schedules, (i) InSystems has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and (ii) InSystems is not delinquent in the payment of any tax, assessment or charge of any Governmental Authority, including all installments on account of Taxes that are payable by InSystems prior to the Closing for all taxation years ending before the Closing Date.

4.19.3

Except as set forth in the InSystems Disclosure Schedules, InSystems has not received any notice that any tax deficiency or delinquency has been asserted against InSystems. Except as set forth in the InSystems Disclosure Schedules, there is no taxing authority audit of InSystems pending or, to the Knowledge of InSystems, threatened, and the results of any completed audits are properly reflected in the Financial Statements.

4.19.4

Except as set forth in the InSystems Disclosure Schedules, InSystems has not granted an extension to any Governmental Authority of the limitation period during which any tax liability may be assessed or collected.

4.19.5

All monies required to be withheld by InSystems and paid to any Governmental Authority for all income, social security, employment insurance, unemployment insurance, sales, excise, use and other taxes have been collected or withheld and paid to the respective Governmental Authority.

4.19.6

InSystems is not subject to any tax sharing, indemnity or allocation agreement.

4.19.7

At all times prior to the date of this Agreement, InSystems has been a Canadian Controlled Private Corporation under the provisions of the Income Tax Act (Canada)(the “ITA”).

4.19.8

During the preceding three years, InSystems has not, except as disclosed in the InSystems Disclosure Schedules, received or taken advantage of, directly or indirectly, any grants or tax benefits other than as may be provided for in the ITA, subsidies, loan guarantees, government contracts, or other forms of preferential treatment or assistance from any Governmental Authority.

4.19.9

 InSystems is registered under subdivision (d) of Division V of Part XI of the Excise Tax Act (Canada) and its registration number is 875009359.

4.19.10

InSystems has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under section 67 of the ITA, or any analogous provision of state, provincial, local or foreign law.

4.19.11

None of section 79, 80, 80.01, 80.02, 80.03, or 80.04 of the ITA, or any equivalent provision of the taxation legislation of any province or any other jurisdiction, have applied or will apply to InSystems at any time up to and including the Closing Date.

4.19.12

For all transactions between InSystems and any non-resident person with whom InSystems was not dealing at arm’s length during a taxation year commencing after 1998 and ending on or before the Closing Date, InSystems is in the process of making or obtaining records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the ITA.

4.19.13

InSystems has established reserves that are reflected on its balance sheet that are adequate for the payment by InSystems of all Taxes that are not yet due and payable and that relate to periods ending on or prior to the Closing Date.

4.19.14

InSystems has not deducted any amounts in computing its income in a taxation year which may be included in a subsequent year under section 78 of the ITA or any equivalent provision of the taxation legislation of any province or any other jurisdiction.

4.19.15

InSystems has not acquired property or services from, or disposed of property or provided services to, a non-arm’s length person, within the meaning of the ITA, for consideration which is less than the fair market value of such property or services in circumstances which could subject InSystems to liability under section 160 of the ITA.

4.19.16

Except as may be affected by the return of capital contemplated by Section 2.5 of this Agreement, the paid-up capital of all issued and outstanding shares of the share capital of InSystems for the purposes of the ITA is identical to the stated capital of such shares as reflected in the financial statement of InSystems.

4.19.17

Complete and accurate information relating to the tax costs of InSystems capital properties and non-capital losses available for carry forward is set forth in the InSystems Disclosure Schedules.

4.19.18

Except as disclosed in the InSystems Disclosure Schedules, InSystems has not discontinued carrying on any business in respect of which any of its non-capital losses were incurred.

4.19.19

The tax basis to InSystems of its assets (and the undepreciated capital costs of such assets) is accurately reflected on the tax returns of InSystems.

4.19.20

There are no circumstances existing which could result in the application to InSystems of section 325 of the Excise Tax Act (Canada).

4.20

Compliance with Laws. To the Knowledge of InSystems, InSystems has complied with all applicable Laws and has filed with the proper Governmental Authorities all necessary statements and reports.  To the Knowledge of InSystems, there are no existing violations by InSystems of any Law. InSystems possesses all necessary licenses, franchises, permits and governmental authorizations for the conduct of InSystems' business as now conducted, all of which are listed (with expiration dates, if applicable) in the InSystems Disclosure Schedules.  The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded by any such licenses, franchises, permits or government authorizations.  During the two years prior to the effective date hereof, InSystems has not received any notice from any Governmental Authority having jurisdiction over its properties or activities or any insurance or inspection body that its operations or any of its properties, facilities, equipment or business practices fail to comply with any applicable Law or requirement of any public or quasi-public authority or body.

4.21

Finder’s Fee.Except as set forth in the InSystems Disclosure Schedules, InSystems has not incurred any obligation for any finder’s, broker’s or agent’s fee in connection with the transactions contemplated hereby.

4.22

Litigation. Except as set forth in the list of items provided to SRC, dated June 25, 2002, which previously disclosed list is incorporated herein by this reference, there are no legal actions or administrative proceedings or investigations instituted or, to the Knowledge of InSystems, threatened against InSystems, either affecting or that could affect the Capital Shares, any of the assets of InSystems, or the operation, business, condition (financial or otherwise), prospects or results of operations of InSystems which, if successful (i) could adversely affect the condition (financial or otherwise), operations, prospects, assets, liabilities or business of InSystems or (ii) could adversely affect the ability of InSystems or any Shareholder to effect the transactions contemplated hereby.  Neither InSystems nor any Shareholder is (a) subject to any continuing Order applicable specifically to InSystems or to its business, assets, operations or employees or (b) in default with respect to any such Order.  Other than claims or disputes between InSystems and its customers substantially consistent with the past experience of InSystems, InSystems has no Knowledge of any valid basis for any legal action, administrative proceeding or investigation of any kind, except as set forth on the InSystems Disclosure Schedules.

4.23

Distributions and Repurchases. Except as contemplated by Section 2.5 of this Agreement, no distribution, payment or dividend of any kind has been declared or paid by InSystems on any of the Capital Shares since the Interim Financial Statement date.  Except as set out in the InSystems Disclosure Schedules, no repurchase of any Capital Shares has been approved, effected or is pending, or is contemplated by the Board of Directors of InSystems.

4.24

Banking Relations.The InSystems Disclosure Schedules set forth a complete and accurate list of all borrowing and investing arrangements or other banking relationships that InSystems has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

4.25

Ownership Interests of Related Parties; Related Party Transactions.Except as set out in the list of items provided to SRC, dated June 25, 2002, which previously disclosed list is incorporated herein by this reference, to the Knowledge of InSystems, no officer, supervisory employee or director of InSystems, or their respective spouses, children or Affiliates, (i) owns, directly or indirectly, on an individual or joint basis, any interest in any Commitment, arrangement or understanding with, or relating to the business or operations of, InSystems; or (ii) serves as an officer or director of any customer or supplier of InSystems, any organization that has a contract or arrangement with InSystems or any competitor of InSystems.

4.26

Environmental Matters.To the Knowledge of InSystems, all real property currently or previously owned, leased, occupied, used by or under the control of InSystems and all operations or activities of InSystems (including, without limitation, those conducted on or taking place at any of such real property) are and have been in compliance with and not subject to any liability or obligation under any applicable Environmental Law or any permit, license, approval, consent or authorization required under, or in connection with, any Environmental Law  (“Environmental Permit”).  To the Knowledge of InSystems, there is no condition or circumstance regarding InSystems or its business or any InSystems Real Property or the operations or activities conducted thereon, that could reasonably be expected to give rise to a violation of, or liability or obligation under, any applicable Environmental Law or Environmental Permit.  There are no emissions of any hazardous substance into the environment at, from or to the InSystems Real Property. Neither InSystems nor, to the Knowledge of InSystems, any Person, the acts or omissions of which may be attributable to, the responsibility of, or be the basis of a liability to, InSystems, has, or has arranged to have, any hazardous material generated, released, treated, stored or disposed of at, or transported to, any facility or property.  InSystems has not received notice of any allegations, claims, demands, directions, orders, citations, notices of violation, or Orders of noncompliance made against InSystems relating or pursuant to any Environmental Law, Environmental Permit or other environmental matters, except those that have been corrected or complied with and, to the Knowledge of InSystems, no such allegation, claim, demand, citation, notice of violation or Order of noncompliance is threatened.

4.27

Certain Payments.Neither InSystems nor any director, officer or employee of InSystems acting for or on behalf of InSystems, has paid or caused to be paid, directly or indirectly, in connection with the business of InSystems:  (a) to any Governmental Authority or any agent of any supplier or customer any bribe, kick-back or other similar payment; or (b) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable Law).

4.28

Full Disclosure.No representation or warranty made by InSystems in this Agreement or any Schedule or Exhibit hereto or list of previously disclosed items referred to herein and no statement or certificate or memorandum furnished or to be furnished by InSystems pursuant hereto or in connection with the transactions covered hereby contains or will contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE MAJORITY SHAREHOLDERS

Each Majority Shareholder, severally and not jointly, as to himself only, represents and warrants to SRC that the following, except as set forth in the InSystems Disclosure Schedules, are true and correct as of the date hereof and agrees as follows (these representations and warranties are referred to as “Majority Shareholder Representations”):

5.1

Capital Shares. Such Majority Shareholder at Closing will be the registered and beneficial owner and holder of the Capital Shares set forth beside his name on a complete and accurate list provided to SRC, dated June 25, 2002, which previously disclosed list is incorporated herein by this reference, free and clear of all Liens.  No legend or other reference to any purported Lien appears on any certificate representing such Majority Shareholder’s Capital Shares, except such legend or reference to a Lien that will be of no further force or effect at Closing.  Such Majority Shareholder has, and at Closing will have, full power and authority to convey to SRC good and marketable legal and beneficial title in and to such Majority Shareholder’s Capital Shares and will convey at Closing unencumbered good and marketable legal and beneficial title to such Majority Shareholder’s Capital Shares to SRC.  Except as disclosed in the InSystems Disclosure Schedules, no Person has any agreement, option, right or privilege which is capable of becoming an agreement or option for the purchase from such Majority Shareholder of such Majority Shareholder’s Capital Shares or any of them, nor is such Majority Shareholder subject to any restriction of any kind which would prevent the Closing of the transactions contemplated herein.

5.2

Validity; Majority Shareholder Capacity.This Agreement and each other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by the Majority Shareholder, or his attorney under a power of attorney executed by the Majority Shareholder, and constitute or will constitute legal, valid and binding obligations of the Majority Shareholder, enforceable against the Majority Shareholder in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws now or hereafter in effect affecting creditors’ rights generally or the availability of equitable remedies.  The execution and delivery by a corporate Majority Shareholder of this Agreement and the consummation by the corporate Majority Shareholder of the transactions contemplated hereby have been duly authorized by its board and no other corporate action on the part of the corporate Majority Shareholder is necessary to authorize the execution and delivery by the corporate Majority Shareholder of this Agreement.

5.3

No Violation.Neither the execution, delivery or performance of this Agreement or the other agreements of the Majority Shareholder contemplated hereby, nor the consummation of the transactions contemplated hereby, will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default (with or without the lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any agreement, indenture or other instrument under which the Majority Shareholder is bound or to which any of his Capital Shares are subject, or result in the creation or imposition of any Lien or other encumbrance upon any of his Capital Shares or (b) violate or conflict with any Order or Law of any Governmental Authority by which such Majority Shareholder or such Majority Shareholder’s Capital Shares are bound.

5.4

Residency.Except as disclosed in the InSystems Disclosure Schedules, the Majority Shareholder is a resident of Canada for the purposes of the ITA.

5.5

Governmental Authorities; Third Party Consents.Except as set out in the InSystems Disclosure Schedules, the Majority Shareholder is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery by him of this Agreement or the consummation by such Majority Shareholder of the transactions contemplated hereby, and no approval or authorization of any Governmental Authority or any other party or person is required to be obtained by such Majority Shareholder in connection with such Majority Shareholder’s execution, delivery and performance of this Agreement or the transactions contemplated hereby.

5.6

Finder’s Fee.Except as set out in the InSystems Disclosure Schedules, such Majority Shareholder has not incurred any obligation for any finder’s, broker’s or agent’s fee in connection with the transactions contemplated hereby.

5.7

Family Law Act.No Order has been given under the FLA (as herein defined) which would or does affect the Majority Shareholder’s Capital Shares or the Majority Shareholder’s title thereto in any manner whatever nor is there any application threatened or pending under the Family Law Act (Ontario) or similar legislation of any other relevant jurisdiction (collectively, the  “FLA”) with respect to the Majority Shareholder's spouse for an Order which might affect the Capital Shares or Majority Shareholder's title thereto.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SRC

SRC represents and warrants to InSystems and to the Majority Shareholders that the following are true and correct as of the date hereof:

6.1

Organization and Good Standing.SRC is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and is duly authorized to carry on the business presently conducted by it.

6.2

Corporate Power and Authorization.The Executive Committee of the Board of Directors of SRC, by resolution adopted by a vote of such committee at a meeting duly called and held in accordance with applicable Law, has duly approved this Agreement, all in accordance with and as required by Law and in accordance with the Articles of Incorporation and Code of Regulations of SRC. The execution, delivery and performance by SRC of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been or prior to Closing will be, duly authorized by SRC.  This Agreement has been duly executed and delivered by SRC and constitutes the legal, valid and binding obligation of SRC enforceable against SRC in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws now or hereinafter in effect affecting creditors’ rights generally or the availability of equitable remedies.

6.3

No Violation.Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Code of Regulations of SRC, (b) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default (with or without the lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any agreement, indenture, right of first refusal, non-competition agreement or other instrument under which SRC is bound or to which any of the assets of SRC are subject, or result in the creation or imposition of any Lien or other encumbrance upon any of the assets of SRC or (c) violate or conflict with any Order or Law of any Governmental Authority.

6.4

Governmental Authorities; Third Party Consents. Except in connection with notice to be submitted pursuant to the Investment Canada Act, SRC is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby or thereby, and no approval or authorization of any Governmental Authority or any other party or person is required to be obtained by SRC in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby or thereby.  Neither the gross revenues from sales in, from or into Canada or the aggregate book value of the assets in Canada of SRC and its affiliates (as such term is defined in the Competition Act (Canada)), each calculated for the purposes of Section 109 of the Competition Act (Canada) and the Notifiable Transactions Regulations promulgated thereunder, exceeds CDN $5,000,000 as reflected in SRC’s most recent audited financial statements.

6.5

Disclosure.No representation or warranty made by SRC in this Agreement or exhibit hereto and no statement or certificate or memorandum furnished or to be furnished by SRC pursuant hereto or in connection with the transactions covered hereby contains or will contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

6.6

Investment Canada Act.SRC is a WTO investor for the purposes of the Investment Canada Act (Canada).

6.7

No Collateral Benefits.SRC shall provide InSystems’ executives with SRC’s standard executive benefit package and has no intent to and shall not compensate such executives disproportionately to other SRC executives as a means of providing them with greater consideration for the sale of their Capital Shares.

6.8

Investment.SRC is acquiring the Capital Shares for investment and not with a view to distribution or sale thereof.

ARTICLE VII

COVENANTS

7.1

Consummation of Agreement.Each of SRC, InSystems and the Majority Shareholders shall use their best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions; provided, however, that this covenant shall not require any of SRC, InSystems or the Majority Shareholders to make any expenditures or incur any liabilities that are not expressly set forth in this Agreement or otherwise contemplated herein.

7.2

Business Operations.InSystems shall operate its business and may incur obligations and liabilities in the ordinary course and consistent with past practices.  InSystems shall use its best efforts to preserve the business of InSystems intact.  InSystems shall use its best efforts to preserve intact its relationships with customers, suppliers, employees and others having significant business relations with it, unless doing so would impair its goodwill or could be expected to, individually or in the aggregate, result in a Material Adverse Effect with respect to InSystems.  InSystems shall collect its receivables and pay its trade payables in the ordinary course of business.

7.3

Access.InSystems shall, at reasonable times during normal business hours and on reasonable notice, (i) permit SRC and its authorized representatives reasonable access to, and make available for inspection, all of the assets and business of InSystems, including its employees and, in cooperation with InSystems, InSystems' customers and suppliers, and (ii) permit SRC and its authorized representatives to inspect all documents, records and information with respect to the affairs of InSystems as SRC and its representatives may request and provide copies of such documents, records and information and deliver such copies to such locations as SRC and its representatives may request, all for the sole purpose of responding to reasonable questions regarding this Agreement and the transactions contemplated herein and planning and implementing the integration process between InSystems and SRC.

7.4

Notification of Certain Matters.InSystems shall promptly inform SRC in writing of the occurrence of any event which could be expected to result in a Material Adverse Effect with respect to InSystems.

7.5

Approvals of Third Parties.Each of SRC and InSystems shall use its commercially reasonable efforts to secure, as soon as practicable after the date hereof, all necessary approvals and consents of third parties necessary to the consummation of the transactions contemplated hereby, including, without limitation, all necessary approvals, waivers and consents required under any commitment or agreement.

7.6

Conduct of Business by InSystems Prior to Closing Date.InSystems shall not, without the prior written approval of SRC:

(a)

increase the Cash Compensation of any Shareholder or other employee of InSystems (other than in the ordinary course of business);

(b)

adopt, amend or terminate any Employment Agreement;

(c)

adopt, amend or terminate any Employee Policies and Procedures;

(d)

adopt, amend or terminate any Benefit Plan, except as contemplated by this Agreement;

(e)

take any action that could deplete the assets of any Benefit Plan, other than payment of benefits in the ordinary course to participants and beneficiaries or as contemplated by this Agreement;

(f)

fail to pay any premium or contribution due or with respect to any Benefit Plan;

(g)

fail to file any return or report with respect to any Benefit Plan;

(h)

institute, settle or dismiss any claims or litigation;

(i)

enter into, modify, amend or terminate any agreement with any union, labor organization or collective bargaining unit;

(j)

assume or enter into any contract, lease, license, obligation, indebtedness, commitment, purchase or sale that is material to InSystems' business except in the ordinary course of business, nor will it waive any material right or cancel any material contract, debt or claim;

(k)

(a) acquire or dispose of any capital asset having a fair market value of $50,000 or more, or acquire or dispose of any capital asset outside of the ordinary course of business, (b) discharge or satisfy any Lien or other encumbrance or pay or perform any obligation or liability other than (i) liabilities and obligations reflected on the Financial Statements or (ii) current liabilities and obligations incurred in the usual and ordinary course of business since the Interim Financial Statements date and, in the case of either (i) or (ii) above, only as required by the express terms of the agreement or other instrument pursuant to which the liability or obligation was incurred, or (c) dispose of any fixed asset; or

(l)

enter into or assume any mortgage, pledge, conditional sale or other title retention agreement, permit any Lien of any kind to attach to any of its assets (other than statutory Liens arising in the ordinary course of business and other Liens that do not materially detract from the value or interfere with the use of such assets), whether now owned or hereafter acquired, or guarantee or otherwise become contingently liable for any obligation of another, except obligations arising by reason of endorsement for collection and other similar transactions in the ordinary course of business, or make any capital contribution or investment in any person.

7.7

 Distributions and Repurchases.Except as referred to in Section 2.4, no distribution, payment or dividend of any kind will be declared or paid by InSystems on or in connection with Capital Shares, nor will any repurchase of Capital Shares be approved or effected.

7.8

Acquisition Proposals.SRC and InSystems hereby agree and acknowledge that they will continue to be bound by that certain covenant concerning acquisition proposals set forth in the Letter of Intent, dated May 31, 2002 (the "Letter of Intent"), between SRC and InSystems.

7.9

Shareholders’ Acceptance Agreements.InSystems shall take all commercially reasonable actions to secure prior to Closing a Shareholders’ Acceptance Agreement (the “Shareholders’ Acceptance Agreement”) in the form attached hereto as Exhibit 7.9, duly executed by each Minority Shareholder.

7.10

Waiver of Restrictive Agreements.Each Majority Shareholder consents to and approves the sale of Capital Shares owned by each other Shareholder to SRC pursuant to the terms of this Agreement and waives all rights which it may have under any agreement or commitment to purchase any Capital Shares owned by any other Shareholders.

7.11

 Residency.

7.11.1

Each Majority Shareholder which is a non-resident of Canada shall deliver to SRC on or before the Closing Date a certificate issued by the Canada Customs and Revenue Agency (“CCRA”) under subsection 116(2) of the ITA.

7.11.2

If the certificate referred to in Section 7.11.1 is so delivered, SRC shall be entitled to direct the Paying Agent to withhold from the portion of the Purchase Price otherwise payable to such nonresident Majority Shareholder 25% of the amount, if any, by which the Purchase Price attributable to such non-resident Majority Shareholder exceeds the “certificate limit” as defined in subsection 116(2) of the ITA and fixed by the CCRA in such certificate and the Paying Agent, on behalf of SRC, shall remit such amount to the Receiver General for Canada five days prior to the date upon which the Paying Agent shall be obligated to remit such amount as set out in subsection 116(5) of the ITA, (the “Remittance Date”) and the amount so remitted by the Paying Agent shall be credited to SRC as a payment on account of the Purchase Price.  Until remittance of the amounts withheld pursuant to this Section 7.11, the Paying Agent shall invest such amounts in interest bearing investments that do not attract withholding tax.  Such interest shall be held for the account of the Majority Shareholders.

7.11.3

If a certificate is not so delivered, SRC shall be entitled to direct the Paying Agent to withhold from the portion of the Purchase Price otherwise payable to the non-resident Majority Shareholder an amount equal to 25% of that portion of the Purchase Price attributable to each such non-resident Majority Shareholder and shall direct the Paying Agent to remit such amount to the Receiver General for Canada on the Remittance Date.  Any amount so remitted shall be credited to SRC as a payment on account of the Purchase Price.

7.11.4

Where the Paying Agent has withheld any amount under the provisions of Sections 7.11.2 and 7.11.3 above and the Majority Shareholder delivers to SRC, after the Closing Date and prior to the Remittance Date, a certificate issued pursuant to subsection 116(2) or subsection 116(4) of the ITA, SRC shall direct the Paying Agent to:

(a)

in the case of a certificate issued pursuant to subsection 116(2), remit forthwith to the Receiver General for Canada 25% of the amount, if any, by which the Purchase Price exceeds the certificate limit fixed in such certificate, and the amount so paid shall be credited to SRC as a payment on account of the Purchase Price; and pay forthwith to such Majority Shareholder any amount that SRC has withheld and is not required to pay to the Receiver General for Canada;

(b)

in the case of a certificate issued pursuant to subsection 116(4), pay forthwith to such Majority Shareholder any amount that has been withheld from such Shareholder.

7.11.5

If prior to the Remittance Date SRC is provided with a letter from the CCRA, reasonably satisfactory to counsel to SRC, advising that amounts withheld can be retained by SRC pending completion of the CCRA’s review of a non-resident Majority Shareholder’s application for a certificate referred to in this section the Remittance Date with respect to that particular non-resident shareholder will be such date as is determined by the CCRA.

7.12

Ratification of Acts, Etc.Each Majority Shareholder severally agrees with InSystems and SRC that:

(a)

all actions of the officers, directors and shareholders of InSystems and its predecessor corporations (including the authorization of any prior amalgamations of predecessor corporations to InSystems) are hereby ratified, sanctioned, approved and confirmed; and

(b)

all issues and transfers of shares and securities of InSystems and its predecessor corporations are hereby ratified, sanctioned, approved and confirmed.

ARTICLE VIII

CONDITIONS PRECEDENT OF SRC

Except as may be waived in writing by SRC, the obligations of SRC hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

8.1

Representations and Warranties.The representations and warranties of InSystems and the Majority Shareholders contained herein shall have been true and correct when initially made and shall be true and correct in all respects as of the Closing Date, except to the extent such representations and warranties may be affected by events or transactions expressly permitted by this Agreement.

8.2

Covenants.InSystems and the Majority Shareholders shall have performed and complied in all respects with those covenants required by this Agreement to be performed and complied with  at or prior to the Closing Date by InSystems or the Majority Shareholders.

8.3

Legal Opinion.Counsel to InSystems shall have delivered to SRC its opinion, addressed to SRC and dated as of the Closing Date, in the form set forth in Exhibit 8.3.

8.4

Law or Proceedings.No Law shall have been enacted, entered, issued or promulgated by any Governmental Authority that prohibits the consummation of the transactions contemplated hereby.  No Order by any Governmental Authority shall have been threatened, orally or in writing, asserted, instituted or entered to restrain or prohibit the consummation of the transactions contemplated hereby.

8.5

No Material Adverse Effect.No Material Adverse Effect shall have occurred in respect of InSystems during the period beginning on March 31, 2002 and ending on the Closing Date.

8.6

Required Consents.InSystems and the Majority Shareholders shall have obtained all necessary third party approvals, waivers and consents, including those approvals, waivers and consents set forth in the InSystems Disclosure Schedules.

8.7

Closing Deliveries.SRC shall have received all documents and agreements, duly executed and delivered in form reasonably satisfactory to SRC, referred to in Section 10.1.

8.8

Exercise of Options.The Options shall have been fully exercised or otherwise satisfied or terminated in accordance with Section 2.4 of this Agreement.

8.9

 Termination of Shareholders Agreements.All shareholders agreements regarding the Capital Shares shall have been effectively terminated.

8.10

Certain Indebtedness.Any and all loans from InSystems to any officer, director or employee of InSystems, or any business or entity controlled by such Person, shall have been repaid in full.

ARTICLE IX

CONDITIONS PRECEDENT OF INSYSTEMS AND THE MAJORITY SHAREHOLDERS

Except as may be waived in writing by InSystems and the Majority Shareholders, the obligations of InSystems and the Majority Shareholders hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

9.1

Representations and Warranties.The representations and warranties of SRC contained herein shall have been true and correct when initially made and shall be true and correct in all respects as of the Closing Date, except to the extent such representations and warranties may be affected by events or transactions expressly permitted by this Agreement.

9.2

Covenants.SRC shall have performed and complied in all material respects with those covenants and conditions required by this Agreement to be performed and complied with at or prior to the Closing Date by SRC.

9.3

Legal Opinion.Outside Counsel to SRC shall have delivered to InSystems and the Majority Shareholders their opinions, addressed to InSystems and dated as of the Closing Date, in the forms set forth in Exhibit 9.3(A) and Exhibit 9.3(B).

9.4

Law or Proceedings.No Law shall have been enacted, entered, issued or promulgated by any Governmental Authority that prohibits the consummation of the transactions contemplated hereby.  No Order by any Governmental Authority shall have been threatened, orally or in writing, asserted, instituted or entered to restrain or prohibit the consummation of the transactions contemplated hereby.

9.5

Government Approvals and Required Consents.SRC shall have obtained all necessary government and other third party approvals, waivers and consents, including those approvals, waivers and consents set forth in the SRC Disclosure Schedules.

9.6

Closing Deliveries.InSystems shall have received all documents and agreements, duly executed and delivered in form reasonably satisfactory to InSystems, referred to in Section 10.2.

ARTICLE X

CLOSING DELIVERIES

10.1

Deliveries of InSystems and the Majority Shareholders.At or prior to the Closing Date, InSystems and the Majority Shareholders shall deliver to SRC, the following, all of which shall be in a form reasonably satisfactory to SRC and its counsel:

10.1.1

a certificate of the Chief Executive Officer, President or any Vice President of InSystems, dated the Closing Date (i) certifying to the matters set forth in Sections 8.1, 8.2 and 8.5 above and (ii) certifying that all conditions precedent of InSystems and the Majority Shareholders to the Closing have been satisfied;

10.1.2

InSystems’ minute books, Share transfer records, corporate seal and other materials related to InSystems’ corporate administration;

10.1.3

a copy of the Articles of InSystems as amended to date, certified by the Ontario Ministry of Consumer and Business Services, and a Certificate of Status of InSystems from the Ontario Ministry of Consumer and Business Services evidencing the good standing of InSystems in Ontario;

10.1.4

a copy of each of (i) the text of the resolutions adopted by the board of directors and each corporate Majority Shareholder of InSystems owning more than 5% of all the Capital Shares authorizing the execution, delivery and performance of this Agreement, and (ii) the bylaws of InSystems; along with certificates executed on behalf of InSystems by its corporate secretary certifying to SRC that such copies are true, correct and complete copies of such InSystems resolutions and bylaws, respectively, and that such resolutions and bylaws were duly adopted and have not been amended or rescinded;

10.1.5

incumbency certificates of InSystems and each corporate Majority Shareholder owning more than 5% of all the Capital Shares executed on behalf of each such party by its corporate secretary certifying the signature and office of each officer executing this Agreement;

10.1.6

an opinion of McCarthy Tétrault LLP, counsel to InSystems and the Shareholders, dated as of the Closing Date, in the form set forth in Exhibit 8.3;

10.1.7

the resignations of the directors of InSystems as requested by SRC, including signed releases by such directors of certain claims against InSystems up to the Closing, including claims for current unpaid remuneration and advances made to InSystems, in the form set forth on Exhibit 10.1.7;

10.1.8

Shareholders’ Acceptance Agreements in the form attached hereto as Exhibit 7.9 duly executed by the Minority Shareholders, provided however that executed Shareholders’ Acceptance Agreements representing not more than 1% of the Capital Shares from not more than 15 Minority Shareholders may be delivered following the Closing;

10.1.9

the Escrow Agreement;

10.1.10

 a directors' resolution of InSystems approving the transfer of the issued Capital Shares owned by each Shareholder to SRC;

10.1.11

 a full and final release by RBCDS of all of its rights in and to any Capital Shares pledged by any Shareholder to it and the release to InSystems of any security provided by InSystems to RBCDS with respect to such pledges; and

10.1.12

all agreements or other documentation evidencing that the Options have been fully exercised or otherwise satisfied or terminated in accordance with Section 2.4 of this Agreement.

10.2

Deliveries of SRC.At or prior to the Closing Date, SRC shall deliver to InSystems and the Majority Shareholders, the following, all of which shall be in a form reasonably satisfactory to InSystems and the Majority Shareholders and their counsel;

10.2.1

a certificate of the Chief Executive Officer, President or any Vice President of SRC, dated the Closing Date (i) certifying to the matters set forth in Section 9.1 and 9.2 above and (ii) certifying that all conditions precedent of SRC to the Closing have been satisfied;

10.2.2

a copy of the Articles of Incorporation of SRC, as amended to date, certified by the Secretary of State of the State of Ohio, and a Certificate of Good Standing of SRC from the Secretary of the State of Ohio evidencing the good standing of SRC;

10.2.3

a copy of each of (i) the text of the resolutions adopted by the board of directors of SRC authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, and (ii) the code of regulations of SRC; along with certificates executed on behalf of SRC by its corporate secretary certifying to InSystems that such copies are true, correct and complete copies of such resolutions and codes of regulations were duly adopted and have not been amended or rescinded; and

10.2.4

incumbency certificates executed on behalf of SRC by its corporate secretary certifying the signature and office of each officer executing this Agreement;

10.2.5

an opinion of outside counsel to SRC dated as of the Closing Date,  in the form set forth in Exhibit 9.3;

10.2.6

the payments referred to in Sections 2.2 and 3.2;

10.2.7

the Escrow Agreement; and

10.2.8

such other instrument or instruments of transfer, prepared by InSystems or the Majority Shareholders as shall be necessary or appropriate, as InSystems, the Majority Shareholders or their counsel shall reasonably request, to carry out and affect the purpose and intent of this Agreement.

ARTICLE XI

INDEMNIFICATION

11.1

Indemnification Obligations of the Shareholders.

11.1.1

InSystems Representations.Subject to Section 11.2, the Shareholders  shall indemnify, defend and hold harmless SRC from, against and in respect of (A) any and all claims, damages, losses, deficiencies, liabilities, assessments, judgments, costs, fees (including attorneys’ fees) and expenses resulting from, relating to or arising out of (i) the claims of Ms. Rudik and Ms. Bowden described in the InSystems Disclosure Schedules (an "HR Claim") and (ii) any misrepresentation, inaccuracy in or breach of the InSystems  Representations (a “Corporate Claim”) and (B) any and all claims, damages, losses, deficiencies, liabilities, assessments, judgments, costs, fees (including attorneys’ fees) and expenses resulting from, relating to or arising out of an award by a court (and related settlement costs) in respect of any claim made by a third party against InSystems on or before April 1, 2003 alleging that a software product of InSystems existing as of the Closing infringes a patent issued to such third party prior to the Closing (a "Patent Claim"), provided neither SRC nor InSystems has prompted the commencement of the claim by initiating unsolicited discussions with the third party.

11.1.2

Shareholder Representations.Subject to Section 11.2, each Shareholder, severally and not jointly, shall indemnify, defend and hold harmless SRC from, against and in respect of any and all claims, damages, losses, deficiencies, liabilities, assessments, judgments, costs, fees (including attorneys’ fees) and expenses resulting from, relating to or arising out of any misrepresentation, inaccuracy in or breach of such Shareholder’s Shareholder Representations (a “Shareholder Claim”).  For greater certainty, no Shareholder shall be liable for any Shareholder Claim brought by SRC against another Shareholder.

11.2

Limitations.

11.2.1

Claim Threshold. No claims for indemnification may be made by InSystems or the Shareholders against SRC under this Article XI unless and until all the claims for indemnification collectively shall exceed $500,000 in the aggregate, in which event the amount of all such claims including such $500,000 amount may be recovered by InSystems or the Shareholders, as the case may be.  No claims for indemnification may be made by SRC against the Shareholders under this Article XI in respect of any Corporate Claim unless and until all the claims for indemnification in respect of Corporate Claims collectively shall exceed $500,000 in the aggregate, in which event the amount of all such Corporate Claims including such $500,000 amount may be recovered by SRC.  No claims for indemnification may be made by SRC against the Shareholders under this Article XI in respect of an HR Claim unless and until all such claims for indemnification under Section 11.1.1(A)(i) collectively shall exceed $100,000 in the aggregate, in which event only the amount of all such HR Claims in excess of such $100,000 amount may be recovered by SRC.  There shall exist no claim threshold for indemnification claims made by SRC under this Article XI relating to Patent Claims or indemnification claims made by SRC against an individual Shareholder under this Article XI in respect of any Shareholder Claim.

11.2.2

Claim Maximum. The maximum aggregate amount of all claims for indemnification made by InSystems or the Shareholders, collectively, against SRC under this Article XI shall be the Escrow Amount.  Except as set forth in clauses (a) to (d) hereof, the maximum aggregate amount of all claims for indemnification made by SRC against the Shareholders under this Article XI shall be the Escrow Amount.

(a)

The maximum aggregate amount of all claims for indemnification made by SRC against the Shareholders under this Article XI with respect to the InSystems Representations set forth in Sections 4.2 (Subsidiaries), 4.3.1 and 4.3.2 (Capitalization), 4.13 (Title to Properties; Liens), 4.18.1, 4.18.2, 4.18.4 and 4.18.5 (Intellectual Property) and 4.22 (Litigation) shall be the Purchase Price.

(b)

The maximum aggregate amount of all claims for indemnification made by SRC against any single Shareholder under this Article XI with respect to the Shareholder Representations set forth in Sections 5.1 (Capital Shares) and 5.2 (Validity; Shareholder Capacity) shall be that portion of the Purchase Price paid to such Shareholder at the Closing and such Shareholder's portion of the Escrow Amount.

(c)

The maximum aggregate amount of all claims for indemnification for which a single Shareholder may be liable under this Article XI (inclusive of the Escrow Amount), collectively, shall not exceed the actual amount of the Purchase Price paid to such Shareholder at the Closing and such Shareholder's portion of the Escrow Amount.

(d)

Subject to the maximum aggregate liability for each Shareholder specified herein, and notwithstanding any other provision in this Article XI, each Shareholder shall only be liable for the portion of each Corporate Claim, HR Claim or Patent Claim determined by multiplying (i) the amount of such claim by (ii) the percentage set forth next to such Shareholder's name on Exhibit 2.1.

11.2.3

Claims Mutually Exclusive.To the extent that any breach is or may be construed as a breach of both an InSystems Representation and a Shareholder Representation, SRC shall be entitled to elect for indemnification hereunder in respect of such breach either as a Corporate Claim or a Shareholder’s Claim but not both.

11.3

Procedure for Indemnification.In connection with any claim for indemnification by SRC hereunder, in respect of Corporate Claims, HR Claims or Patent Claims, the procedure set forth in Sections 11.3.1 to 11.3.4 below and in the Escrow Agreement shall be followed, in respect of Shareholder Claims, the procedure set forth in Section 11.3.6 below shall be followed and in respect of claims made under Section 11.9, the procedure set forth in Section 11.3.7 below shall be followed:

11.3.1

SRC will use its best efforts to join all Majority Shareholders in making a Corporate Claim, HR Claim or Patent Claim.

11.3.2

SRC shall give (i) during the term of the Escrow Agreement, to the Shareholders’ Representative (as hereafter defined); or (ii) after the termination or expiration of the Escrow Agreement, to the Shareholders, as applicable, prompt written notice of any claim, suit or matter for which indemnity may be sought after SRC receives written notice thereof.  The indemnification period provided for herein shall be tolled for a particular claim for the period beginning on the date written notice is received as contemplated under this Section 11.3.2 of that claim until the final resolution of such claim.

11.3.3

Except as otherwise set forth in this Section 11.3.3, the Shareholders’ Representative shall have the exclusive right to adjust or settle any Corporate Claim, Patent Claim or HR Claim coming within the scope of this indemnity obligation and shall have the right to control any litigation related thereto.  Either party hereto desiring to participate in the handling of any such claim, suit or judgment being handled by the other party shall have the right, at its expense and with its counsel, to join with the other party and participate fully in the defense of any such claim or interest.  Without the prior written consent of the other party, no party hereto shall enter into any compromise or settlement of any such claim, suit or judgment which would lead to liability or create any financial or other material obligation on the part of the other party.

11.3.4

SRC and the Shareholders’ Representative shall cooperate in the defense of any such claim or litigation and each shall make available all books and records which are relevant in connection with such claim or litigation, and will make available all individuals reasonably requested for investigation, depositions, discoveries and trials.

11.3.5

The Shareholders, hereby mutually appoint McCarthy Tétrault LLP to act as the shareholders’ representative of Shareholders for purposes of this Agreement (the “Shareholders’ Representative”) until the termination or expiration of the Escrow Agreement, and SRC and InSystems hereby acknowledge such appointment.

11.3.6

SRC shall give to the Shareholder(s) so affected prompt written notice of any Shareholder Claim after SRC receives written notice thereof.  The indemnification period provided for herein shall be tolled for a particular claim for the period beginning on the date the Shareholder(s) receive written notice of that claim until the final resolution of such claim.  Except as otherwise set forth in this Section 11.3.6, the Shareholder(s) so affected shall have the exclusive right to adjust or settle any Shareholder Claim coming within the scope of this indemnity obligation and shall have the right to control any litigation related thereto.  Any party hereto desiring to participate in the handling of any such claim, suit or judgment being handled by the other party shall have the right, at its expense and with its counsel, to join with the other party and participate fully in the defense of any such claim or interest.  Without the prior written consent of the other party, no party hereto shall enter into any compromise or settlement of any such claim, suit or judgment which would lead to liability or create any financial or other material obligation on the part of the other party.

11.3.7

InSystems or the Shareholder(s), as the case may be, shall give prompt written notice to SRC of any claim under this Article XI after such party receives written notice thereof.  The indemnification period provided for herein shall be tolled for a particular claim for the period beginning on the date SRC receives written notice of that claim until the final resolution of such claim.  Except as otherwise set forth in this Section 11.3.7, SRC shall have the exclusive right to adjust or settle any claim coming within the scope of this indemnity obligation and shall have the right to control any litigation related thereto.  Either party hereto desiring to participate in the handling of any such claim, suit or judgment being handled by the other party shall have the right, at its expense and with its counsel, to join with the other party and participate fully in the defense of any such claim or interest.  Without the prior written consent of the other party, no party hereto shall enter into any compromise or settlement of any such claim, suit or judgment which would lead to liability or create any financial or other material obligation on the part of the other party.

11.4

Remedies.The remedies provided in this Article XI are the exclusive remedies available to SRC in respect of Corporate Claims, HR Claims, Patent Claims and Shareholder Claims and the exclusive remedies available to InSystems and the Shareholders in respect of claims made under Section 11.9, except that any party may rely on any equitable remedy in respect of such breach.

11.5

Tax Effect; Insurance Proceeds.The total amount of any indemnity payments owed under this Article XI shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim. The recipient of indemnity payment as contemplated in Article XI shall use reasonable efforts to maximize any such tax benefit and shall diligently pursue such recovery or insurance proceeds.

11.6

Survival of Representations, Warranties and Covenants.The representations, warranties and covenants contained herein shall survive the Closing Date and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of InSystems, the Shareholders or SRC pursuant to this Agreement shall be deemed to have been representations and warranties by InSystems, the Shareholders, or SRC, as applicable, and, notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive until the second anniversary of the Closing Date; except that (i) the representations and warranties set forth in Section 4.13 (Title to Properties) and Section 4.18 (Intellectual Property) shall survive until the third anniversary of the Closing Date, with the exception of subsection 4.18.3 which shall survive until April 1, 2003, and (ii) the representations and warranties set forth in Sections 5.1 and 5.2 shall survive until the fifth anniversary of the Closing Date.

11.7

Directors’ and Officers’ Insurance.SRC shall cause InSystems or any successor, assign or surviving entity thereof, to maintain in effect, for not less than four years from the Closing Date, coverage equivalent to that in effect under the policies of the directors’ and officers’ liability insurance maintained by InSystems immediately prior to the Closing Date, which is no less advantageous, and with no gaps or lapses in coverages with respect to matters occurring prior to the Closing Date; provided, however, if such liability insurance expires, or is terminated or canceled by the insurance carrier during such four-year period, InSystems and SRC will use reasonable commercial efforts to obtain as much liability insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 150% of the last annual premium paid prior to the date hereof; and provided further that if such termination or cancellation is the fault of InSystems or SRC, the cost of such replacement insurance shall be paid by InSystems or SRC, but if such termination or cancellation is not as a result of the fault by InSystems or SRC, any Shareholders who would benefit from such replacement coverage shall enter into a mutually acceptable arrangement to reimburse InSystems or SRC for the cost of acquiring and maintaining any such replacement insurance.  In fulfillment of SRC’s foregoing obligation, SRC may arrange insurance providing coverage that in the aggregate is no less favorable to InSystems’ officers and directors than that which is currently in effect for SRC’s officers and directors.

11.8

Release of Claims.

11.8.1

As of the Closing Date, each Majority Shareholder severally hereby remises, releases and forever discharges InSystems of and from all manner of actions, causes of action, deeds, suits, proceedings, debts, dues, duties, accounts, bonds, covenants, contracts, claims, demands, damages (known or unknown), sums of money, controversies, promises, doings, actions, variances, trespasses, grievances, executions and liabilities whatsoever, both in law and in equity, related to such Shareholder’s status as a holder of Capital Shares, Options or similar rights to obtain Capital Shares (including any claim related to the sale by other Shareholders of Capital Shares pursuant to this Agreement and the Shareholders Acceptance Agreement) with respect to InSystems and specifically excluding claims related to this Agreement or the transactions contemplated hereby or related solely to such Shareholder's status as an employee of InSystems (collectively, the “Claims”), which they ever had, now have or hereafter can, shall or may have for or by reason of or in respect of any cause, act, matter or thing whatsoever existing up to and including the date hereof;

11.8.2

Each Majority Shareholder represents and warrants to SRC that it has not assigned or transferred any Claim to any third party;

11.8.3

Each Majority Shareholder hereby covenants and agrees that the releases granted herein shall be for InSystems, as well as all entities which it owns or controls, directly or indirectly, and shall bind such Majority Shareholder’s heirs, executors, administration, successors and legal representatives; and

11.8.4

Each Majority Shareholder hereby covenants and agrees that, through such ownership or control, no person or party related to such Majority Shareholder shall make or assert any claim that would, if made by such Majority Shareholder, contravene the provisions of this Section 11.8.

If any Majority Shareholder breaches the foregoing covenant, it severally shall indemnify and save SRC fully and harmless from and against all damages and reasonable costs and expenses, suffered or incurred by the SRC as a result of such breach.

11.9

Indemnification Obligations of SRC.  Subject to Section 11.2, SRC shall fully indemnify InSystems and the Shareholders or any of them for any and all claims, damages, losses, deficiencies, liabilities (including tax liabilities), assessments, judgments, costs, fees (including attorney fees) and expenses resulting therefrom, relating to or arising out of any misrepresentation, inaccuracy in or breach of the representations and warranties in Article VI.

ARTICLE XII

PUBLICITY

12.1

 Pre-Closing Publicity.Exhibit 12.1 is a form of press release regarding the execution of this Agreement (the "Press Release").  The Press Release shall be issued on or about June 24, 2002, as SRC and InSystems shall agree.

12.2

Restrictions on Other Publicity.The parties acknowledge that, under applicable United States law, SRC will be obligated, within 15 days after the Closing, to file a current report on Form 8-K with the U.S. Securities and Exchange Commission describing the transactions contemplated in this Agreement and the fact of their consummation.  The parties also acknowledge that SRC may also issue a press release regarding the Closing on or prior to the date of filing such Form 8-K.  Prior to the earlier of the filing of the Form 8-K or issuance of such press release, except for disclosure consistent with the Press Release, none of the parties shall cause or authorize any other notice or publicity without the prior written approval of SRC and InSystems.  Notwithstanding the foregoing, in the case of (a) an announcement which SRC may be required by Law or any Governmental Authority to make, issue or release or (b) a communication which any of VenGrowth Investment Fund, Inc., Bank of Montreal Capital Corporation, GE Capital Corporation or Century Capital Partners, II, L.P. (the "VC Investors") may be required to make to their shareholders or limited partners (which shall be subject to obligations of confidentiality and nonuse by the recipients thereof), such action without the prior approval by the other parties shall not constitute a breach of this Article XII.  In the event that any disclosure permitted by items (a) and (b) of this Article XII shall be made, the party making such disclosure shall use its commercially reasonable efforts to provide prompt notice to the other parties to this Agreement of such disclosure and consult with the other parties to this Agreement prior to making such disclosure; provided however, that notice to and consultation with the Majority Shareholders pursuant to this Article XII shall be deemed satisfied by notice to and consultation with the Shareholders’ Representative.

12.3

Identification of VC Investors.Except as may be required by Law or any Governmental Authority (in which case SRC will give advance written notice to the relevant VC Investor), SRC shall not cause or authorize any notice or publicity in respect of this Agreement specifically identifying any VC Investor without the prior written approval of the VC Investor(s) to be identified.

ARTICLE XIII

TERMINATION

13.1

Termination.This Agreement may be terminated:

13.1.1

at any time prior to the Closing Date by mutual written agreement of SRC and InSystems;

13.1.2

at any time prior to the Closing Date by SRC if any of the conditions set forth in Article VIII shall have become incapable of fulfillment (other than as a result of breach of this Agreement by SRC);

13.1.3

at any time prior to the Closing Date by InSystems if any of the conditions set forth in Article IX have become incapable of fulfillment (other than as a result of breach of this Agreement by InSystems or any Majority Shareholder);

13.1.4

at any time prior to the Closing Date by SRC if any representation or warranty of InSystems or the Majority Shareholders contained in this Agreement or in any certificate or other document executed and delivered by InSystems or the Majority Shareholders pursuant to this Agreement is or becomes untrue or breached before Closing in any respect or if InSystems or the Majority Shareholders fail to comply in any respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach could be expected to result in a Material Adverse Effect with respect to InSystems;

13.1.5

at any time prior to the Closing Date by InSystems if any representation or warranty of SRC contained in this Agreement or in any certificate or other document executed and delivered by SRC pursuant to this Agreement is or becomes untrue in any respect or if SRC fails to comply in any respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach could be expected to result in a material adverse effect with respect to SRC’s ability to perform its obligations under this Agreement;

13.1.6

by SRC or InSystems if the Closing has not occurred by July 31, 2002, but only if the failure to effect the Closing on or before such date did not result from the breach of any representation, warranty or agreement herein of the party seeking termination (or the Majority Shareholders, as applicable); or

13.1.7

at any time prior to the Closing date by either SRC or InSystems if any Governmental Authority shall have issued a non-appealable final Order or shall have taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby provided that (a) the parties hereto shall have used their commercially reasonable efforts to have such Order removed and (b) the right to terminate this Agreement under this Section 13.1.7 shall not be available to a party if such party's (or the Majority Shareholders, as applicable) noncompliance with this Agreement materially contributed to the issuance of any such Order or the taking of any such action.

13.2

Effect of Termination.In the event this Agreement is terminated pursuant to Sections 13.1.2 through 13.1.5, any party not then in material breach of this Agreement shall be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available at Law or in equity, except that in no event shall any party be liable to any other party for lost profits or indirect, incidental, consequential, special, punitive or exemplary damages in connection with such termination of this Agreement.  In the event of a termination of this Agreement under Sections 13.1.1, 13.1.6 or 13.1.7, the parties hereto shall stand fully released and discharged of any and all obligations under this Agreement.

ARTICLE XIV

MISCELLANEOUS

14.1

Entire Agreement; Modification.This Agreement and the Exhibits and Schedules hereto and any other previously disclosed lists of items referred to herein (which are incorporated herein by this reference) constitute the entire agreement between the parties pertaining to its subject matter and supersede all prior and contemporaneous agreements and understandings of the parties with respect to the subject matter hereof, including the Letter of Intent, except to the extent set forth in Section 7.8.

14.2

Disclaimer.Each party acknowledges that the representations and warranties of the other party contained in this Agreement constitute the sole and exclusive representations and warranties of the other party in connection with the transactions contemplated hereby, and each party understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory (including any set forth in the “Executive Summary” or the Letter of Intent) are specifically disclaimed by the other parties.  SRC also acknowledges that neither InSystems nor the Majority Shareholders make any express or implied warranty or condition as to the fitness, merchantability or condition of the software products of InSystems, except as set forth in Section 4.18.

14.3

Assignment.Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto without the prior written consent of the other parties hereto provided however that SRC may assign this Agreement to a wholly-owned subsidiary of SRC provided that: (a) such assignment does not relieve SRC of any of its obligations or liabilities hereunder; (b) such assignee shall become jointly and severally liable with SRC, as a principal and not as a surety, with respect to all of the representations, warranties and agreements of SRC; and (c) the assignee shall execute a written agreement confirming the assignment and the assumption by the assignee of all obligations of the SRC under this Agreement.

14.4

Parties In Interest; No Third Party Beneficiaries.Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and permitted assigns of the parties hereto.  Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

14.5

Invalid Provisions.If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as of such illegal, invalid or unenforceable provision had never comprised a part hereof and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

14.6

Specific Performance.The parties hereto agree that, if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine. It is agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

14.7

Governing Law.This agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the substantive Laws (but not the rules governing conflicts of Laws) of the Province of Ontario.

14.8

Captions.The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

14.9

Number.When the context requires, the number of all words shall include the singular and plural.

14.10

Notice.Whenever this Agreement requires or permits any notice, request or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent or (ii) if delivered by mail, at the close of business on the fifth business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

If to SRC:

The Standard Register Company

600 Albany Street

Dayton, Ohio 45408

U.S.A.

Fax No.: (937) 221-3431

Attn: Kathryn A. Lamme, Esq.

with a copy to:

Dinsmore & Shohl LLP

1900 Chemed Center

255 East Fifth Street

Cincinnati, Ohio 45202

U.S.A.

Fax No.: (513) 977-8141

Attn: Charles F. Hertlein, Jr., Esq.

and:

Fasken Martineau DuMoulin LLP

Toronto-Dominion Bank Tower, Suite 4200

Toronto-Dominion Centre

Toronto, Ontario M5K 1N6

Canada

Fax No.: (416) 364-7813

Attn: Douglas R. Scott, Esq.

If to InSystems,

the Shareholders’ Representative,

or the Majority Shareholders:

McCarthy Tétrault LLP

Toronto-Dominion Bank Tower

Suite 4700

Toronto-Dominion Centre

Toronto, Ontario M5K 1E6

Canada

Fax No.: 416-868-0673

Attn: George S. Takach, Esq.

14.11

Waiver; Remedies.No party hereto shall by any act (except by written instrument), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof, unless such waiver shall be executed in writing by the party making the waiver.  No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

14.12

Counterparts.This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Counterparts may be executed either in original or faxed form.

14.13

Costs, Expenses and Legal Fees.Except as otherwise provided herein and whether or not the transactions contemplated hereby are consummated, SRC shall bear its own costs and expenses (including attorneys’, accountants' and investment bankers' fees) incurred in connection with this Agreement and the transactions contemplated herein and the Majority Shareholders shall bear both their and InSystems' costs and expenses (including attorneys’, accountants' and investment bankers' fees) incurred in connection with this Agreement and the transactions contemplated herein.

14.14

Construction.The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of who were represented by counsel, and each of whom had an opportunity to participate in, and did participate in, the drafting of the provisions of this Agreement.  Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly in favor of or against any party hereto but rather shall be given a fair and reasonable construction.

14.15

Time of Essence.Time shall be of the essence of this Agreement in all respects.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

THE STANDARD REGISTER COMPANY

By:  /s/Dennis Rediker

       Dennis Rediker

Its:  President and CEO

INSYSTEMS TECHNOLOGIES INC.

By:  /s/Michael J. Egan

Its:  Chairman of the Board

MAJORITY SHAREHOLDERS:

(see following pages)

MAJORITY SHAREHOLDERS:

THE VENGROWTH INVESTMENT FUND INC.		THE VENGROWTH II INVESTMENT FUND INC.
Per:	/s/Allen Lupyrypa	Per:	/s/Allen Lupyrypa
	Authorized Signing Officer		Authorized Signing Officer

BANK OF MONTREAL CAPITAL CORPORATION by its manager, VENTURES WEST MANAGEMENT TIP INC.		TYROL CAPITAL CORP.
Per:	/s/Robin J. Louis	Per:	/s/Michael Egan
	Authorized Signing Officer		Authorized Signing Officer
Per:	Howard L. Riback
Authorized Signing Officer

GENERAL ELECTRIC CAPITAL CORPORATION		CENTURY CAPITAL PARTNERS II, L.P. by its General Partner, CCP CAPITAL II, LLC
Per:	/s/Joseph Freeman Jr.	Per:	/s/Frank Bazos
	Authorized Signing Officer		Authorized Signing Officer

THE GRACE LEE TRUST, by its Trustee		KBS TECHNOLOGY INC.
Per:	/s/Simon Lee	Per:	/s/Janie Pollock
	Authorized Signing Officer		Authorized Signing Officer

)

)

/s/Nancy S. Akers

)

 /s/Russell Ellis

Witness

)

Russell Ellis

)

)

)

/s/Simon Lee

)

/s/Steven Douglas

Witness

)

Steven Douglas

)

)

)

/s/Kenneth Ng

)

/s/Simon Lee

Witness

)

Simon Lee

)

)

)

/s/Simon Lee

)

/s/Henk Alblas

Witness

)

Henk Alblas

)

)

)

/s/Simon Lee

)

/s/Werner Bernabe

Witness

)

Werner Bernabe

)

)

)

/s/Simon Lee

)

/s/Michael D”Amico

Witness

)

Michael D’Amico

)

)

)

/s/Simon Lee

)

/s/Tim Davey

Witness

)

Tim Davey

)

)

)

/s/Joseph L. Anthony

)

/s/David Miller

Witness

)

David Miller

)

)

)

/s/Simon Lee

)

/s/Ross Orrett

Witness

)

Ross Orrett

)

)

)

/s/Simon Lee

)

/s/Janie Pollock

Witness

)

Janie Pollock

)

)

)

/s/Simon Lee

)

/s/Rick Salay

Witness

)

Rick Salay

)

)

)

/s/Simon Lee

)

/s/Veronica Seeto

Witness

)

Veronica Seeto

)

)

)

/s/Simon Lee

)

/s/Kim Slater

Witness

)

Kim Slater

)

)

)

/s/Simon Lee

/s/Simon Tam

Witness

)

Simon Tam

)

LIST OF EXHIBITS

Exhibits have been omitted from this filing, but are available on request.

Exhibit 1.2(h)	Knowledge
Exhibit 2.1	Purchase Price
Exhibit 2.2	Escrow Agreement
Exhibit 4.15.1(o)	Certain Qualifications
Exhibit 7.9	Shareholders’ Acceptance Agreement
Exhibit 8.3	InSystems Opinion of Counsel
Exhibit 9.3(A)	SRC Opinion of Counsel (Dinsmore & Shohl LLP)
Exhibit 9.3(B)	SRC Opinion of Counsel (Fasken Martineau DuMoulin LLP)
Exhibit 10.1.7	Resignation and Release
Exhibit 12.1	Publicity